Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated January 21, 2019

F. & M. BANCORP. OF TOMAH, INC.,

CITIZENS COMMUNITY BANCORP, INC.,

and

F&M MERGER SUB, INC.

-i-

-ii-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated January 21, 2019 (this “Agreement”), among F. & M. Bancorp. of Tomah, Inc., a Wisconsin corporation (the “Company”), Citizens Community Bancorp, Inc., a Maryland corporation (“Purchaser”), F&M Merger Sub, Inc., a Minnesota corporation of which Purchaser is the sole shareholder (“Merger Sub”).

RECITALS

A. The Proposed Transaction. The respective Boards of Directors of Purchaser, the Company and Merger Sub have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, $.25 par value, of the Company (“Company Common Stock”) not owned directly or indirectly by Purchaser, Merger Sub or the Company will be converted into the right to receive the Merger Consideration (as hereinafter defined), and the Company would survive the Merger as the surviving entity. Immediately following the Merger, the Company will be merged with and into Purchaser (the “Holdco Merger”), and Purchaser would survive the Holdco Merger as the surviving entity.

B. Voting Agreements. In order to induce Purchaser to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the directors, non-director executive officers and certain other shareholders of the Company are entering into agreements (the “Shareholder Agreements”), substantially in the form attached hereto as Exhibit A, pursuant to which, among other things, each such person has agreed to vote in favor of this Agreement and the Merger.

C. Bank Merger. Purchaser owns all of the issued and outstanding shares of capital stock of Citizens Community Federal, National Association, a federally charted bank (“CCF Bank”), and the Company owns all of the issued and outstanding shares of capital stock of Farmers & Merchants Bank, a bank chartered under the laws of Wisconsin (the “Company Bank”), and, as part of the transactions contemplated hereby, the parties wish to provide for the merger of the Company Bank with and into CCF Bank.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.01 Definitions. This Agreement uses the following definitions:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 7.01.

“Accounting Referee” has the meaning set forth in Section 3.04(b).

“Acquisition Transaction” has the meaning set forth in Section 7.05(a).

“Adverse Right” means, save as has been waived pursuant to this Agreement, (i) any option, warrant, right (including a conversion or preemptive right of first refusal), agreement or commitment that provides for the issue, subscription or purchase, or which is otherwise convertible or exchangeable into, or exercisable for, any share, debenture or other security interest of any kind of any of the equity or capital of the Company, (ii) any other security, arrangement or agreement which may require the allotment, issue or transfer of any such share, debenture or other security interest in the Company and (iii) any right under any shareholders agreement, voting agreement, joint venture, voting trust, proxy or other agreement or arrangement relating to the holding, voting, purchase, redemption, issue or acquisition of, or payment of dividends or distributions in respect of, any such share, debenture or other security interest in the Company, in each case, including any such rights that are contingent, unvested or otherwise come into effect at a later date.

“Affiliate” means, with respect to a person, those other persons that, directly or indirectly, control, are controlled by or are under common control with such person. For purposes of the definition of “Affiliate” and “Subsidiary”, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any person, means the possession, directly or indirectly, of (i) ownership, control or power to vote twenty-five percent (25%) or more of the outstanding shares of any class of voting securities of such person; (ii) control, in any manner, over the election of a majority of the directors, trustees, general partners or managing members (or individuals exercising similar functions) of such person; or (iii) the ability to exercise a controlling influence, directly or indirectly, over the management or policies of such person, in each case of clauses (i)–(iii) as calculated or interpreted by the Board of Governors of the Federal Reserve System under 12 C.F.R. § 225.2(e).

“Aggregate Cash Purchase Price” means $18,199,597 less the Stockholders Equity Deficit, if any, or plus the Stockholders Equity Surplus, if any.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means, to the extent applicable, (i) any local, state, national or foreign law, including common law, statute, directive, ordinance, rule, regulation, code, judgment, order, injunction, treaty, decree, declaration, arbitration award, agency requirement, license or permit of any Governmental Entity and (ii) any order, writ, judgment, injunction, decree, declaration, stipulation, determination, formal interpretive letter or award entered by or with, or issued by, any Governmental Entity.

“Articles of Merger” has the meaning set forth in Section 2.04.

“Assumed Contract Costs” means the actual cost to terminate the Company’s Contracts set forth on Section 1.01(a) of the Company Disclosure Letter, up to a maximum of $1,300,000, and all Liability related to any severance, change of control, or retention agreement (including, for the avoidance of doubt, the agreements set forth on Section 6.11(a) of the Company Disclosure Schedule and any Bonus Retention Agreements contemplated pursuant to Section 6.14) in place with respect to any employee of the Company or its Subsidiaries to the extent such employee is employed by the Company or one of its Subsidiaries immediately prior to the

Closing to the extent such severance, change of control, or retention agreements do not trigger any Taxes under Section 280G or 409A of the Code or any similar Tax (excluding the application of any severance, change of control, or retention payments made under any contract or agreement entered into between Purchaser or CCF Bank and any Continuing Employee).

“ASTM Standard” has the meaning set forth in Section 6.12(a).

“Attic” has the meaning set forth in Section 3.01(c)(1).

“Audited Financial Statements” has the meaning set forth in Section 5.02(l)(1).

“Bank Merger” has the meaning set forth in Section 2.02.

“Bank Merger Act” means the Bank Merger Act, 12 U.S.C. 1828(c).

“Bank Merger Agreement” has the meaning set forth in Section 2.02.

“Base Equity Amount” means $20,457,000.

“Basement” has the meaning set forth in Section 3.01(c)(1).

“Burdensome Condition” means any restraint or condition that would reasonably be expected to (i) impair in any material respect the economic or other benefits to Purchaser or Company’s shareholders of the Merger or the transactions contemplated by this Agreement, (ii) have a materially negative effect on the operation of the business currently conducted by the Company or on any other business of Purchaser or its Affiliates or (iii) require the sale, transfer, license or other disposition of any assets or categories of assets that, individually or in the aggregate, would be material to any of Purchaser, its existing Affiliates or the Company.

“Business Day” means any day excluding Saturday, Sunday and any day on which the Federal Reserve Bank of Minneapolis is closed.

“Cash Consideration” has the meaning set forth in Section 3.01(c)(1).

“CCF Bank” has the meaning set forth in the Recitals.

“Ceiling” has the meaning set forth in Section 3.01(c)(1).

“Ceiling Stock Value” has the meaning set forth in Section 3.01(c)(1).

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Closing Date Balance Sheet” has the meaning set forth in Section 3.04(a).

“Closing Date Equity Amount” means the Company’s Stockholders Equity as of the Closing Date as estimated and finally determined pursuant to Section 3.04(b).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Company” has the meaning set forth in the Preamble.

“Company Adverse Recommendation Change” has the meaning set forth in Section 7.03.

“Company Bank” has the meaning set forth in the Recitals.

“Company Board” means the board of directors of the Company.

“Company Cancelled Shares” has the meaning set forth in Section 3.01(b).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Deposits” has the meaning set forth in Section 5.02(ee)(1).

“Company Disclosure Letter” has the meaning set forth in Section 5.01.

“Company Financial Statements” has the meaning set forth in Section 5.02(l)(1).

“Company Insurance Policies” has the meaning set forth in Section 5.02(aa).

“Company Intellectual Property” has the meaning set forth in Section 5.02(s)(1).

“Company Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential Liability is borne by the Company, including “employee benefit plans” within the meaning of Section 3(3) of ERISA, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Company Real Property” has the meaning set forth in Section 5.02(x)(1).

“Company Recommendation” has the meaning set forth in Section 6.03.

“Company Stock Options” has the meaning set forth in Section 5.02(b).

“Confidential Information” has the meaning set forth in Section 6.08(c).

“Confidentiality Agreement” means the confidentiality agreement, dated August 9, 2018, between Purchaser and the Company.

“Constituent Documents” means the charter or articles or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

“Continuing Employee” has the meaning set forth in Section 6.11(d).

“Contract” means, with respect to any person, any agreement, contract, indenture, undertaking, debt instrument, lease, understanding, arrangement or commitment, whether a single document or multiple documents that collectively form a contractual relationship, to which such person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their assets or properties is subject, whether or not in writing.

“CRA” means the Community Reinvestment Act of 1977.

“Designated Securities” means (i) the securities listed on Schedule A and (ii) any of the following types of securities acquired after the date hereof:

(1) Callable bonds issued by a GSE;

(2) Structured notes that include step up bonds issued by a GSE;

(3) Mutual funds;

(4) Common stock;

(5) Trust-preferred securities;

(6) Asset-backed securities;

(7) Private label collateralized mortgage obligations (also described as non GSE issued collateralized mortgage operations);

(8) Corporate bonds; and

(9) Municipal revenue bonds.

“Dissenting Shareholder” has the meaning set forth in Section 3.01(c)(4).

“Dissenting Shares” has the meaning set forth in Section 3.01(c)(4).

“Effective Time” has the meaning set forth in Section 2.04.

“Environmental Laws” means any Applicable Law: (i) relating to the manufacture, handling, transport, use, treatment, storage, presence or disposal of Hazardous Materials or materials containing Hazardous Materials or (ii) otherwise relating to pollution or to the protection of health, safety or the environment including exposure to any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company as a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 3.02.

“Exchange Fund” has the meaning set forth in Section 3.02.

“Exchange Ratio” has the meaning set forth in Section 3.01(c)(1).

“Extensions of Credit” has the meaning set forth in Section 5.02(cc)(1).

“Floor” has the meaning set forth in Section 3.01(c)(1).

“Floor Stock Value” has the meaning set forth in Section 3.01(c)(1).

“Form S-4” has the meaning set forth in Section 6.02(a).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any nation, state or political subdivision of any of the foregoing, or any national, state, local or foreign governmental or regulatory authority, court, commission, arbitration panel, department, division, committee, administration, board, bureau, agency, tribunal, instrumentality or other body or entity, or any supranational or quasi-governmental or similar body or entity, or any securities exchange, futures exchange, contract market, other exchange or market body or entity, or any self-regulatory body or organization, in each case, whether temporary, preliminary or permanent.

“GSE” means government-sponsored enterprise.

“Hazardous Materials” means any hazardous or toxic substances, materials, wastes, pollutants, contaminants or harmful substances, including petroleum compounds, asbestos, mold and lead-containing and any other substance regulated under or which may give rise to Liability under any Environmental Law.

“Holdco Merger” has the meaning set forth in the recitals.

“Indebtedness” means, with respect to any person, (i) all indebtedness and other obligations of such person, whether or not contingent, for borrowed money, whether or not evidenced by notes, debentures, bonds or other similar instruments and any obligations issued in substitute for or exchange of obligations for borrowed money, (ii) all obligations of such person for cash overdrafts, (iii) all obligations of such person for the deferred purchase price of property or services, (iv) all indebtedness and other obligations of such person created or arising under any conditional sale or other title retention agreement, (v) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (vi) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any share capital of such person or any warrants, rights or options to acquire such share capital, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (vii) all of such person’s obligations in respect of swap or hedge agreements, derivatives, or similar agreements, (viii) all of such person’s obligations under finance leases, (ix) all indebtedness and other obligations of others to the extent directly or indirectly guaranteed or assumed by or otherwise made with recourse to such person, (x) all indebtedness and other obligations of others to the extent secured by any asset of such person, whether or not the indebtedness or other obligation is guaranteed or assumed by that person and (xi) accrued and unpaid interest, penalties, fines and fees with respect to any of the foregoing.

“Initial Surviving Company” has the meaning set forth in Section 2.01(a)(1).

“Insolvency Procedure” means any procedure (i) relating to or ensuing from a person being bankrupt or Insolvent or being a debtor under any bankruptcy, insolvency or other Applicable Law respecting debtor relief, (ii) relating to or ensuing from the appointment of a receiver, conservator, administrator, liquidator, trustee or similar officer, (iii) relating to or ensuing from any voluntary or involuntary arrangement with creditors or suspension of any creditor’s rights or (iv) relating to or ensuing from the liquidation or winding-up of a person or all or a substantial part of the assets of a person.

“Insolvent” means a person (i) not being in a position to satisfy all of such person’s Indebtedness or other Liabilities (including reasonably foreseeable prospective Liabilities) as they fall due for payment, or whose Indebtedness or other Liabilities (including reasonably foreseeable prospective Liabilities) are of an amount that is greater than the value of such person’s assets, (ii) admitting to any of the foregoing in writing, (iii) voluntarily suspending payment of such person’s obligations, (iv) making any assignment for the benefit of creditors, or (v) being subject to an Insolvency Procedure or having all or substantially all of such person’s property subject to an Insolvency Procedure.

“Intellectual Property” means all (i) trademarks, service marks, brand names, d/b/a’s, internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues; (iii) Trade Secrets; (iv) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights or protections throughout the world, in each case whether currently existing or hereafter developed or acquired, arising under Applicable Law or by Contract, and whether or not perfected, registered or issued, including all applications, disclosures, registrations, issuances and extensions with respect thereto.

“Interest Rate Instruments” has the meaning set forth in Section 5.02(dd).

“IRS” means the Internal Revenue Service of the United States of America.

“IT Assets” means the information technology and computer systems, including all computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology and telecommunication hardware and other equipment, and all associated documentation used in or necessary to the conduct of the Company’s businesses as conducted as of the date of this Agreement.

“Knowledge” means: (i) when used with respect to the Company, the actual knowledge, after reasonable inquiry, of any of the following persons: Peter Reichardt, Patrick Scott and Robin Pierce, and (iii) when used with respect to Purchaser or Merger Sub, the actual knowledge, after reasonable inquiry, of the following persons: the CEO and CFO of Purchaser. For purposes of this definition, any person who is an officer or employee of a company shall be deemed to have actual knowledge of facts that would be reasonably expected to come to the attention of such officer or employee in the course of customary management reporting practices consistent with such officer’s or employee’s position, and the employer of such person shall be deemed to have knowledge of all facts that its officers and employees have knowledge of.

“Letter of Transmittal” has the meaning set forth in Section 3.03(a).

“Liabilities” means all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determinable or indeterminable, or otherwise, whenever or however arising (including whether arising out of any Contract or tort).

“Licensed Intellectual Property” has the meaning set forth in Section 5.02(s)(1).

“Lien” means any right, interest or equity of any person (including any pre-emption right, right of first refusal, option or right to acquire) or any mortgage, deed of trust, encumbrance, claim, charge, deposit arrangement, pledge, lien, assignment, restriction, hypothecation, security or priority interest, participation interest, title retention, conditional sale, financing lease or other security, preference or priority agreement or arrangement, however arising (including any created by Applicable Law), or an agreement or commitment to create any of the foregoing, other than a Permitted Lien.

“Loss” means any losses, Liabilities, claims, fines, deficiencies, damages, obligations, payments (including those arising out of any settlement, judgment or compromise relating to any Proceeding), costs and expenses (including interest, fines, penalties and fees with respect thereto and attorneys’ and accountants’ fees and any other out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Proceeding), diminution in value and loss of future revenue, income or profits, including any of the foregoing arising under, out of or in connection with any Proceeding or award of any arbitrator of any kind, or any Applicable Law, or Contract.

“Material Adverse Effect” means, as applicable, with respect to the Company or Purchaser, any effect that:

(a) is material and adverse to the assets, Liabilities, condition (financial or otherwise), results of operations, business, or prospects of the Company and its Subsidiaries, taken as a whole, or Purchaser and its Subsidiaries, taken as a whole, respectively, excluding (with respect to each of clauses (i), (ii) or (iii), only to the extent that the effect of a change on it is not disproportionate to the effect of such change on comparable banking organizations organized and operated in the United States) the impact of (i) changes in banking and other laws of general applicability or changes in the interpretation thereof by Governmental Entities, (ii) changes in GAAP or regulatory accounting requirements applicable to banking services organizations generally, (iii) changes in prevailing interest rates or market prices or other general economic conditions generally affecting banking organizations operating in the United States or any state therein, and (iv) actions or omissions of a party to this Agreement that are expressly required by this Agreement or taken upon the written request or with the prior written consent of the other party to this Agreement, in contemplation of the transactions contemplated hereby; or

(b) would materially impair the ability of the Company or Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 5.02(y)(1).

“Maximum Premium” has the meaning set forth in Section 6.15(b).

“MBCA” has the meaning set forth in Section 2.01(a).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 3.01(c)(2).

“MGCL” means the Maryland General Corporation Law.

“NASDAQ” has the meaning set forth in Section 3.01(c)(3).

“New Book Entry Shares” has the meaning set forth in Section 3.01(c)(2).

“Notice of Adverse Recommendation” has the meaning set forth in Section 7.04.

“Old Certificate” has the meaning set forth in Section 3.01(c)(2).

“Objection” has the meaning set forth in Section 3.04(b).

“Open Source Software” means all open source software, public source software, “copyleft” software, shareware, freeware and similar software, as such terms are understood in the software industry, in executable code and/or source code form.

“Outside Date” has the meaning set forth in Section 9.01(d).

“Owned Intellectual Property” has the meaning set forth in Section 5.02(s)(1).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Enforceability Exceptions” means those exceptions with respect to receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other Applicable Law of general applicability relating to or affecting creditors’ rights or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

“Permitted Liens” has the meaning set forth in Section 5.02(x)(1).

“Phase I Assessment” and “Phase II Assessment” have the meanings set forth in Section 6.12.

“Pre-Closing Tax Period” means all Tax periods ending on or before the Closing Date and the portion ending on the Closing Date of any Straddle Period.

“Preamble” means the paragraph preceding the Recitals.

“Previously Disclosed” means information fully, clearly and accurately disclosed (with sufficient details to identify the nature and scope of the matter disclosed) by the Company or Purchaser in the applicable paragraph of its respective Disclosure Letter and, with respect to Purchaser, information disclosed in the Purchaser SEC Filings (disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosure of risks set forth in any “forward-looking statements” disclaimer).

“Proceeding” means any judicial, administrative or arbitration action, suit, or other proceeding (whether governmental, public, private, civil, criminal or any other kind) or any claim, complaint, dispute or investigation of any kind.

“Proxy Statement / Prospectus” has the meaning set forth in Section 5.02(ii).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Closing Price” has the meaning set forth in Section 3.01(c)(3).

“Purchaser Common Stock” means the common stock of Purchaser.

“Purchaser Disclosure Letter” has the meaning set forth in Section 5.01.

“Purchaser Preferred Stock” means the preferred stock of Purchaser.

“Purchaser SEC Filings” has the meaning set forth in 5.03(h)(1).

“Purchaser Stock Plans” means Purchaser’s 2004 Stock Option and Incentive Plan, 2004 Recognition and Retention Plan, 2008 Equity Incentive Plan, and 2018 Equity Incentive Plan.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Related Transactions” means any transaction related to the Merger.

“Representatives” means, with respect to any person, such person’s directors, managers, officers, employees, agents, advisors and representatives (including attorneys, accountants, consultants and bankers).

“Required Third-Party Consents” has the meaning set forth in Section 5.02(e).

“Requisite Regulatory Approvals” has the meaning set forth in Section 6.05(a).

“Restricted Lending Action” has the meaning set forth in Section 4.01(i).

“Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price, book or other value of, shares of capital stock, units or other equity or voting interests of, such first person.

“SEC” has the meaning set forth in Section 5.02(d)(1).

“Securities Act” means the Securities Act of 1933.

“Shareholder Agreements” has the meaning set forth in the Recitals.

“Shareholder Meeting” has the meaning set forth in Section 6.03.

“Stock Consideration” has the meaning set forth in Section 3.01(c)(1).

“Stock Option Agreements” has the meaning set forth in Section 5.02(b).

“Stockholders Equity” means, as of a given date, the aggregate amount of the common stockholders’ equity of the Company, determined in accordance with GAAP.

“Stockholders Equity Deficit” means the amount by which the Closing Date Equity Amount, as finally determined pursuant to Section 3.04, is less than the Base Equity Amount, if any.

“Stockholders Equity Surplus” means the amount by which the Closing Date Equity Amount, as finally determined pursuant to Section 3.04, is greater than the Base Equity Amount, if any.

“Straddle Period” means all Tax periods that include (but do not end on) the Closing Date.

“Subsidiary” means, with respect to a person, any other person directly or indirectly controlled by that person.

“Superior Proposal” has the meaning set forth in Section 7.05(b).

“Surrendering Person” has the meaning set forth in Section 3.03(c).

“Surviving Corporation” has the meaning set forth in Section 2.01(b)(1).

“Takeover Laws” has the meaning set forth in Section 5.02(h).

“Takeover Proposal” has the meaning set forth in Section 7.05(d).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, duties, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, capital stock, value added, production, transfer, franchise, registration, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, premium, occupation, property, environmental, unemployment, social security (or similar), net worth, escheat, alternative or add-on minimum, estimated or other taxes, custom duties, charges, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, fines, fees, additions to tax or additional amounts imposed by any Governmental Entity whether arising before, on or after the Effective Time and whether disputed or not and any obligation to indemnify or otherwise assume or succeed to the tax Liability of any other person.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, statements, estimates, information returns and claims for refund) required to be filed with respect to any Tax and any amendments or attachments thereto.

“Termination Fee” has the meaning set forth in Section 7.05(e).

“Third Party” has the meaning set forth in Section 7.05(c).

“Trade Secrets” means confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

“Unaudited Financial Statements” has the meaning set forth in Section 5.02(l)(1).

“WBCL” has the meaning set forth in Section 2.01(a).

“Year of Service” has the meaning set forth in Section 6.11(c).

1.02 Interpretation.

(a) In this Agreement, except as context may otherwise require, references:

(1) to the Preamble, recitals, articles, sections, schedules, or exhibits refer, respectively, to the Preamble to, a recital, article or section of, schedule, or exhibit to, this Agreement;

(2) to this Agreement are to this Agreement and the Schedules and Exhibits to it, taken as a whole;

(3) to the “transactions contemplated hereby” include the transactions provided for in this Agreement, including the Merger;

(4) to any agreement (including this Agreement) or Contract are to the agreement or Contract as amended, modified, supplemented, restated or replaced from time to time, to the extent permitted by the terms thereof;

(5) to any Applicable Law or other law refer to such Applicable Law or other law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any Applicable Law or other law include any successor to such section;

(6) to any Governmental Entity include any successor to that Governmental Entity;

(7) to the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(8) to the terms “dollars”, “cents” and “$” mean U.S. Dollars and Cents;

(9) to any gender include the other gender;

(10) to the phrase “date hereof” or “date of this Agreement” shall be deemed to refer to the date set forth in the Preamble; and

(11) to “foreign” or “federal” shall be by reference to the United States.

(b) The words “hereby”, “herein”, “hereof”, “hereunder” and similar terms, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The words “include”, “includes” or “including” are to be deemed followed, in each case, by the words “without limitation”.

(d) The word “party” is to be deemed to refer to the Company or Purchaser.

(e) The word “person” is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

(f) The phrase “in the ordinary course” as used in this Agreement, shall be deemed to mean, in each case, “in the usual and ordinary course of business consistent with past practice”.

(g) The table of contents and article and section headings in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement or the meaning thereof.

(h) This Agreement is the product of negotiation by the parties, each having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to any other.

(i) No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate Applicable Law.

ARTICLE II

THE MERGER

2.01 The Merger and Holdco Merger.

(a) The Merger.

(1) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Wisconsin Business Corporation Law (the “WBCL”) and the Minnesota Business Corporation Act (the “MBCA”), Merger Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Initial Surviving Company”) in the Merger and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the WBCL and the MBCA.

(2) The Merger shall have the effects set forth in this Agreement, in Section 180.1106 of the WBCL, Section 302A.641 of the MBCA, and by Applicable Law.

(3) The name of the Initial Surviving Company as of the Effective Time will be the name of Merger Sub. The Constituent Documents of the Company, as in effect immediately before the Effective Time, will be the Constituent Documents of the Initial Surviving Company as of the Effective Time. Unless otherwise determined by Purchaser, the directors, officers and managers of Merger Sub immediately before the Effective Time will be the directors, officers and managers of the Initial Surviving Company immediately following the Effective Time, until their successors are duly appointed.

(b) The Holdco Merger.

(1) Immediately following the Merger, the Initial Surviving Company shall be merged with and into Purchaser. Following the Holdco Merger, the separate corporate existence of the Initial Surviving Company shall cease, and Purchaser shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Initial Surviving Company in accordance with the WBCL and the MGCL.

(2) The Holdco Merger shall have the effects set forth in this Agreement, in Section 180.1106 of the WBCL, Section 3-114 of the MGCL, and by Applicable Law.

(3) The name of the Surviving Corporation following the Holdco Merger will be the name of Purchaser immediately before the Holdco Merger. The Constituent Documents of Purchaser, as in effect immediately before the Holdco Merger, will be the Constituent Documents of Purchaser following the Holdco Merger. Unless otherwise determined by Purchaser, the directors, officers and managers of Purchaser immediately before the Holdco Merger will be the directors, officers and managers of the Surviving Corporation immediately following the Holdco Merger, until their successors are duly appointed.

(c) Intended Tax Treatment. The parties acknowledge and agree that the Merger is intended to be treated as a purchase of the Company Common Stock by Purchaser for federal income tax purposes pursuant to Rev. Rul. 90-95 and that the parties hereto will file all Tax returns consistent with such tax treatment.

2.02 Bank Merger. Concurrently with the execution of this Agreement, CCF Bank and the Company Bank have entered into the Bank Agreement and Plan of Merger attached hereto as Exhibit B (the “Bank Merger Agreement”). Pursuant to the Bank Merger Agreement, immediately following the Effective Time of the Merger, (i) the Company Bank will be merged with and into CCF Bank (the “Bank Merger”), (ii) the separate corporate existence of the Company Bank will cease and (iii) CCF Bank will continue as the surviving institution in the Bank Merger and will succeed to and assume all the rights and obligations of the Company Bank, in each case as provided in the Bank Merger Agreement and under Applicable Law.

2.03 Closing. The closing of the Merger (the “Closing”) will take place at the offices of Briggs and Morgan, P.A. in Minneapolis, Minnesota at 10:00 a.m., Minneapolis time, on the third Business Day following (x) the expiration of all applicable waiting periods associated with the Requisite Regulatory Approvals and (y) the satisfaction or waiver of the conditions set forth in Article VIII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the “Closing Date”). Notwithstanding the forgoing Closing location, the parties will make reasonable efforts to conduct Closing electronically to avoid the necessity of an in-person Closing.

2.04 Effective Time. The Merger shall become effective when articles of merger (the “Articles of Merger”), executed in accordance with the relevant provisions of the WBCL and MBCA, are filed with the Wisconsin Department of Financial Institutions and the Minnesota Secretary of State; provided, however, that, upon mutual consent of Purchaser and the Company, the Articles of Merger may provide for a later date of effectiveness of the Merger not more than thirty (30) days after the date the Articles of Merger are filed. When used in this Agreement, the term “Effective Time” shall mean the date and time at which the Articles of Merger have been accepted by the Wisconsin Department of Financial Institutions and the Minnesota Secretary of State or such later time established by the Articles of Merger. The Articles of Merger shall be filed on the Closing Date, or as soon as practicable thereafter.

2.05 Company Board Commitment. Except as otherwise set forth in Section 7.04, the Company Board shall take such action and execute such further agreements or consents as may be required under the WBCL or other Applicable Law, in each case, to effect the intent of the foregoing, including to approve the Merger.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.01 Effect on Stock. At the Effective Time, as a result of the Merger and without any action by the Company:

(a) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b) All shares of Company Common Stock that are held in the treasury of the Company or owned by any wholly-owned Subsidiary of the Company, by Purchaser, Merger Sub, or any other Subsidiary of Purchaser shall automatically be canceled and cease to exist, and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor (the “Company Cancelled Shares”).

(c) (1) Subject to 3.01(c)(3), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than the Company Cancelled Shares and the Dissenting Shares, shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive the following, without interest:

(i) An amount equal to the Aggregate Cash Purchase Price, determined pursuant to Section 3.04, divided by the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the “Cash Consideration”);

(ii) 1.3350 shares (the “Exchange Ratio”) of Purchaser Common Stock (the “Stock Consideration”), subject to the application of the following provisions:

a. If the Purchaser Closing Price is greater than $10.00 (the “Floor”) but less than $12.22 (the “Ceiling”), then no adjustment to the Exchange Ratio shall be made.

b. If the Purchaser Closing Price is less than the Floor but greater than $8.89 (the “Basement”), then the Exchange Ratio shall be adjusted to equal the Floor Stock Value divided by the Purchaser Closing Price. The “Floor Stock Value” means the product of the Floor and the Exchange Ratio set forth in Section 3.01(c)(1)(ii).

c. If the Purchaser Closing Price is less than the Basement, then the Exchange Ratio shall be adjusted to equal the Floor Stock Value divided by the Basement.

d. If the Purchaser Closing Price is greater than the Ceiling but equal to or less than $13.33 (the “Attic”), then the Exchange Ratio shall be adjusted to equal the Ceiling Stock Value divided by the Purchaser Closing Price. The “Ceiling Stock Value” means the product of the Ceiling and the Exchange Ratio set forth in Section 3.01(c)(1)(ii).

e. If the Purchaser Closing Price is greater than the Attic, then the Exchange Ratio shall be adjusted to equal the Ceiling Stock Value divided by the Attic.

(2) All of the shares of Company Common Stock converted into the right to receive the Cash Consideration and the Stock Consideration (the “Merger Consideration”) pursuant to this Article III shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock held in book entry form) shall thereafter represent only the right to receive (i) the Merger Consideration in accordance with, and subject to, Section 3.01(c)(1), (ii) as provided in 3.01(c)(3), cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this 3.01(c)(2), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 3.03(a). Old Certificates shall be exchanged for evidence of shares in book entry form (referred to herein as “New Book Entry Shares”), representing the Stock Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) and the Cash Consideration upon the surrender of such Old Certificates in accordance with Section 3.03, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Purchaser Common Stock or Company Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(3) Notwithstanding anything to the contrary contained herein, New Book Entry Shares or scrip representing fractional shares of Purchaser Common Stock shall not be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Purchaser Common Stock shall be payable on or with respect to any such fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Purchaser. In lieu of the issuance of any such fractional share, Purchaser shall pay to each former holder of Company Common Stock who otherwise would be entitled to receive a fractional share of Purchaser Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise have been entitled to receive pursuant to Section 3.01(c)(1), and (ii) the Purchaser Closing Price. As used herein, “Purchaser Closing Price” shall mean the average closing price of Purchaser Common Stock on the NASDAQ Global Market (“NASDAQ”) for the ten (10) full trading days ending on the third Business Day preceding the Closing Date. For purposes of determining any fractional share interest, all shares of Company Common Stock owned by a Company shareholder shall be combined so as to calculate the maximum number of whole shares of Purchaser Common Stock issuable to such Company shareholder.

(4) Notwithstanding anything to the contrary in this Agreement, each holder of an outstanding share of Company Common Stock the holder (a “Dissenting Shareholder”) of which has (A) not voted in favor of approval of the Merger, (B) demanded and perfected such holder’s right to dissent from the Merger and to be paid the fair value of such shares in accordance with Subchapter XIII of the WBCL and (C) as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration, and the Dissenting Shareholder shall be entitled only to such rights as are granted by the WBCL. The Company shall give Purchaser prompt notice upon receipt by the Company of any notice from a Dissenting Shareholder of the exercise of dissenters’ rights and of withdrawals of such notice and any other instruments provided pursuant to Applicable Law, and Purchaser shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any dissenters’ rights, or waive any failure to timely deliver a dissenters’ rights notice or the taking of any other action by a Dissenting Shareholder as may be necessary to perfect dissenters’ rights under the WBCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation. If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) such Dissenting Shareholder’s dissenters’ rights after the Effective Time, each share of Company Common Stock of such holder shall be treated as if it had been converted as of the Effective Time into the right to receive the Merger Consideration without interest thereon in accordance with Section 3.01(c).

(d) Each outstanding option for Company Common Stock shall receive the Merger Consideration deliverable to the shares of Company Common Stock issuable upon exercise of such option less the applicable exercise price of such option.

3.02 Purchaser to Make Merger Consideration Available. No later than the Closing Date, Purchaser shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Section 3.02, (a) New Book Entry Shares representing the aggregate Stock Consideration to be issued pursuant to Section 3.01(c) and exchanged pursuant to Section 3.03, and (b) cash in an amount sufficient to pay (i) the Cash Consideration payable to holders of Company Common Stock and (ii) cash in lieu of any fractional shares (such cash and New Book Entry Shares described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto, the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Purchaser, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be paid to Purchaser.

3.03 Exchange of Certificates.

(a) As promptly as practicable after the Effective Time, but in no event later than five (5) Business Days thereafter, Purchaser shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration and that has not theretofore submitted such holder’s

Old Certificates, a letter of transmittal (“Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent and instructions for use in effecting the surrender of the Old Certificates in exchange for the Stock Consideration and the Cash Consideration which such holder shall have become entitled to receive in accordance with, and subject to, Section 3.01(c), and any cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 3.03(b). A Letter of Transmittal shall be deemed properly completed with respect to a holder of Company Common Stock only if accompanied by one or more Old Certificates (or customary affidavits and indemnification regarding a loss or destruction of such Old Certificates or the guaranteed delivery of such Old Certificates) representing all shares of Company Common Stock covered by such Letter of Transmittal. From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed Letter of Transmittal duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor (i) New Book Entry Shares representing the Stock Consideration to which such holder of Company Common Stock shall have become entitled to receive in accordance with, and subject to Section 3.01(c), and, as applicable, (ii) a check representing the amount of (A) the Cash Consideration which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates in accordance with, and subject to, Section 3.03, (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to Section 3.01(c)(3) and (C) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 3.03(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Cash Consideration or any cash in lieu of fractional shares payable to holders of Old Certificates. Subject to the terms of this Agreement and the Letter of Transmittal, the Exchange Agent shall use reasonable discretion to determine whether any Letter of Transmittal has been properly completed and any Old Certificates properly surrendered or exchanged hereunder. Until surrendered as contemplated by this Section 3.03, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Agreement.

(b) No dividends or other distributions declared with respect to Purchaser Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with the exchange provisions of this Agreement. After the surrender of an Old Certificate, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Stock Consideration which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive.

(c) If the person surrendering an Old Certificate (the “Surrendering Person”) and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Old Certificate is properly endorsed to the Surrendering Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Old Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Surrendering Person surrendering such Old Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Surrendering Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Old Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.03(d).

(e) At any time following the six (6) month period after the Effective Time, Purchaser shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Old Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Purchaser (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Old Certificates held by them. Notwithstanding the foregoing, neither Purchaser nor the Exchange Agent shall be liable to any holder of an Old Certificate for any Merger Consideration properly delivered in respect of such Old Certificates to a public official pursuant to any abandoned property, escheat or other similar Applicable Law.

(f) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such person of a bond in such amount as Purchaser may reasonably direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration deliverable in respect thereof.

(g) Purchaser shall reserve for issuance a sufficient number of shares of the Purchaser Common Stock for the purpose of issuing shares of Purchaser Common Stock in accordance with this Article III.

3.04 Aggregate Cash Purchase Price.

(a) At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Purchaser an estimated unaudited consolidated balance sheet of the Company as of the close of business on the Closing Date (such balance sheet, the “Closing Date Balance Sheet”), prepared on a basis consistent with the accounting practices and policies used in the preparation of the Company Financial Statements, as well as the Company’s calculation of the Closing Date Equity Amount. The Company shall afford Purchaser and its Representatives the opportunity to review all work papers and documentation used by the Company in preparing the Closing Date Balance Sheet and the Company’s calculation of the Closing Date Equity Amount. For clarity, the Closing Date Balance Sheet: (i) shall not reflect payment or accrual of the Assumed Contract Costs, and (ii) shall reflect (A) the Company’s reasonably estimated earnings through the Closing Date and (B) that certain Business Note dated November 6, 2016 between the Company and Chippewa Valley Bank (which, for the avoidance of doubt, is being assumed by Purchaser) and (C) the Company’s payment or accrual of (1) all fees and expenses incurred (or estimated to be incurred) in connection with the consummation of the transactions contemplated by this Agreement, (including all fees payable to the Bank’s financial advisor, legal counsel, and accountants), (2) except for the Assumed Contract Costs, all vendor or funding termination or breakage penalties under any of the Company’s Contracts and any payments or distributions under any Bank Plan due as a result of this Agreement or the transactions contemplated by this Agreement, and (3) all payments, and any Taxes, fees, costs, expenses, and Liabilities related to such payments, to any employee of the Company or Company Bank to the extent such payments are subject to Section 280G of the Code (excluding the application of any severance, change of control, or retention payments made under any contract or agreement entered into between Purchaser or CCF Bank and any Continuing Employee).

(b) The Company’s calculation of the Closing Date Equity Amount shall be final and binding on the parties hereto, unless, no later than two (2) Business Days following Purchaser’s receipt of the Closing Date Balance Sheet and the Company’s calculation of the Closing Date Equity Amount, Purchaser shall notify the Company in writing of its disagreement with any amount included therein or omitted therefrom (each dispute, an “Objection”), in which case, the Closing shall be delayed and, if the parties are unable to resolve the Objections within three (3) Business Days of the receipt by the Company of the Objection(s), such unresolved Objections shall be resolved by a regionally recognized independent accounting firm selected by mutual agreement between Purchaser and the Company (the “Accounting Referee”). The Accounting Referee shall be instructed to resolve the Objections within five (5) Business Days of engagement, to the extent reasonably practicable. The determination of the Accounting Referee shall be final and binding on the parties hereto. The fees and costs of the Accounting Referee, if one is required, shall be payable (i) fifty percent (50%) by the Company, on the one hand, and (ii) fifty percent (50%) by Purchaser, on the other hand.

3.05 Withholding Rights. Each of the Exchange Agent, Purchaser and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Article III such amounts as may be required to be deducted and withheld from such payment under the Code or any other provision of Applicable Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Purchaser or the Surviving Corporation, as the case may be, and paid over to the appropriate governmental authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the Exchange Agent, Purchaser or the Surviving Corporation, as the case may be, made such deduction and withholding.

3.06 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or otherwise to carry out the purposes of this Agreement.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

4.01 Forbearances of the Company. The Company agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of Purchaser (which consent will not be unreasonably withheld or delayed), the Company shall cause each of the Company Bank and its other Subsidiaries not to:

(a) Ordinary Course. Conduct its business other than in the ordinary course or fail to use reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and authorizations and its existing relations with customers, suppliers, vendors, employees and business associates.

(b) Operations. Enter into any new line of business or change its lending, investment, underwriting, risk and asset liability management or other banking and operating policies or practices, except (i) as required by Applicable Law or policies imposed by any Governmental Entity or (ii) for immaterial adjustments to such policies or practices made in the ordinary course.

(c) Products. Materially alter any of its policies or practices with respect to the rates, fees, charges, credit or underwriting policies, levels of services or products available to customers of the Company Bank or, other than in response to market developments and with notice to Purchaser, offer any promotional pricing with respect to any product or service available to customers of the Company Bank; provided that the Company Bank’s response to market developments is comparable with its past practices in responding to similar market developments.

(d) Brokered Deposits; National CD Program; Federal Home Loan Bank Advances. Other than in the ordinary course, (i) book any “brokered deposits”, as such term is defined in 12 C.F.R. § 337.6, (ii) issue any new certificates of deposit in connection with its deposit program or (iii) make any additional borrowings in the form of a Federal Home Loan Bank advance, in each case of (i) – (iii), with an original maturity that is past the last day of the month that immediately precedes the month in which the Closing occurs.

(e) Deposit Mix. Materially alter the mix, type or aggregate amount of deposits held by the Company Bank.

(f) Securities Portfolio. Other than in the ordinary course, purchase any securities other than short-term securities issued by the United States Department of the Treasury with an original maturity that is no later than the last day of the month that immediately precedes the month in which the Closing occurs.

(g) Capital Expenditures. Make any capital expenditures in excess of twenty-five thousand dollars ($25,000) individually or fifty thousand dollars ($50,000) in the aggregate.

(h) Material Contracts. Terminate, enter into, amend, modify, extend or renew any Material Contract, provided, that, this restriction shall not apply if its application would cause the Company or its Subsidiaries to operate outside of the ordinary course of business.

(i) Extensions of Credit and Interest Rate Instruments. Make, renew or amend any Extension of Credit in excess of five hundred thousand dollars ($500,000) or make, renew, amend any Extension of Credit to any borrower carrying, or proposed to carry, a risk rating of 8, 9, or 10; enter into, renew or amend any Interest Rate Instrument in excess of three hundred thousand dollars ($300,000); or terminate any Interest Rate Instrument prior to its stated maturity (any action referred to in this Section 4.01(i), a “Restricted Lending Action”); provided, however, that the Company Bank may take a Restricted Lending Action, if (1) the Company Bank has delivered to Purchaser a notice of its intention to take such Restricted Lending Action and such additional information as Purchaser shall request in respect thereof and (2) Purchaser shall not have objected to such Restricted Lending Action within two (2) Business Days following the delivery to Purchaser of the notice of intention and information requested by Purchaser, if any; provided, that, this restriction shall not apply if its application would cause the Company or its Subsidiaries to operate outside of the ordinary course of business.

(j) Loan Portfolio. Amend or modify, including by entering into any forbearance agreement with respect to, any Extension of Credit, other than those described in Section 4.01(i) and other than in the ordinary course and consistent with the written loan policies of the Company Bank.

(k) Capital Stock. Issue, sell, split, combine, reclassify or otherwise permit to become outstanding, or dispose of, allow the creation of an Adverse Right in respect of or permit a Lien to be placed on any shares of its capital stock, or authorize or propose the creation of any additional shares of its capital stock or Rights with respect to its capital stock.

(l) Dividends, Distributions, Repurchases. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock.

(m) Borrowings. Incur any additional Indebtedness other than as permitted by Section 4.01(d), provided, that, this restriction shall not apply if its application would cause the Company or its Subsidiaries to operate outside of the ordinary course of business.

(n) Insurance. Fail to maintain in effect any Company Insurance Policy, in each case on substantially the same terms as currently in effect.

(o) Branches. Close, sell, consolidate or relocate or materially alter any of its branches or offices.

(p) Reorganization. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except pursuant to this Agreement.

(q) Dispositions. Sell, transfer, mortgage, encumber, allow a Lien to be placed on or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except (i) for sales, transfers, Liens or other dispositions or discontinuances in the ordinary course and in a transaction that individually or taken together with all other such transactions is not material or not reasonably likely to be material to the Company, individually or in the aggregate, or (ii) in respect of assets received in foreclosure or otherwise in satisfaction of debts and which are sold in a commercially reasonable manner and in the ordinary course (provided that, at Purchaser’s request, the Company shall provide a list of dispositions of any such assets specified in clause (ii) during the period specified in such request).

(r) Acquisitions. Acquire (other than by way of foreclosures or acquisitions in a fiduciary or similar capacity, through an investment advisory or trust account, or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course) all or any portion of the assets, business, deposits or properties of any other person.

(s) Constituent Documents. Amend its Constituent Documents (or similar governing documents).

(t) Accounting and Audit Matters. Implement or adopt any change in (i) its accounting principles, practices or methods, other than as may be required by GAAP or applicable accounting requirements of a Governmental Entity, or (ii) the scope or schedule of its auditing activities, other than the Company Bank writing up the value of its Bankers’ Bancorporation, Inc. stock to fair value pursuant to and in accordance with FASB Accounting Standards Codification 321.

(u) Tax Matters. Make, change or revoke any material Tax election, file any amended Tax Return with respect to a material amount of Taxes, enter into any material closing agreement, settle any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, take any action with respect to Taxes, other than in the ordinary course, change the residence of the Company or any of its Subsidiaries for Tax purposes or take any action which is reasonably likely to have a materially adverse impact on the Tax position of the Company or any of its Subsidiaries, or, after the Merger or Holdco Merger, on the Tax position of the Initial Surviving Company, Surviving Corporation or Purchaser or their respective Subsidiaries.

(v) Intellectual Property. Grant any license with respect to, permit the lapse of, or enter into, modify or terminate, any agreement relating to any Intellectual Property.

(w) Open Source Software. (i) Use Open Source Software, (ii) incorporate Open Source Software into any product or service offered by the Company or the Company Bank or into any Company Intellectual Property, or (iii) modify or distribute any product or service offered by the Company, the Company Bank or any Company Intellectual Property, in each case, such that the Company or the Company Bank would be required to disclose, distribute or otherwise make available the source code of any software contained in the Company Intellectual Property in order to comply with applicable Open Source Software licenses.

(x) Claims. Commence, settle or compromise any Proceeding, except for a Proceeding that is settled or compromised in the ordinary course in an amount or for consideration not in excess of ten thousand dollars ($10,000) and that would not (x) impose any restriction on the business of the Company, any of the Company’s Subsidiaries or, after the Effective Time, Purchaser or its Subsidiaries or (y) create a precedent for claims that is reasonably likely to be adverse to the Company, any of the Company’s Subsidiaries, or, after the Effective Time, Purchaser or its Subsidiaries.

(y) Compensation and Benefits. Except as required by Applicable Law, the terms of any Company Plan in effect on the date hereof, or as provided for under Section 6.11 of this Agreement, (i) increase the compensation, target and accrued bonus amounts or pension, welfare, severance or other benefits of any officer, employee or director of the Company or any of the Company’s Subsidiaries, other than ordinary course increases in base salaries not to exceed, in the aggregate, five percent (5%) of total base salaries in effect as of the date of this Agreement (and corresponding increases in target annual bonuses occurring solely as a result of such increases in base salaries), (ii) grant any equity-based award, (iii) materially increase the benefits provided under any Company Plan, (iv) grant or provide any increase in severance or termination payments or benefits to any officer, employee or director of the Company or any of its Subsidiaries, (v) establish, adopt, enter into, amend or terminate any Company Plan or award thereunder, (vi) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Plan, (vii) enter into or forgive any loan to any officer, employee or director of the Company or any of its Subsidiaries, (viii) terminate the employment of any “key executive” (as defined in the Company’s or its Subsidiaries’ severance guidelines as in effect as of the date hereof, if any), other than for cause, (ix) hire any employee who would be a “key executive” (as defined in the Company’s or its Subsidiaries’ severance guidelines as in effect as of the date hereof, if any), or (x) establish, adopt or enter into any collective bargaining or other labor agreement.

(z) Communication. Except as may be expressly required by Applicable Law or by applicable plan documents, make any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without (i) providing Purchaser with a copy of the intended communication, (ii) providing Purchaser with a reasonable period of time to review and comment on the communication, and (iii) cooperating with Purchaser in providing any such mutually agreeable communication (it being agreed that communications made in accordance with a plan pre-approved by Purchaser shall not require separate subsequent notification or approval).

(aa) Adverse Actions. Notwithstanding any other provision hereof, knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied in a timely manner, or any action that is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by Applicable Law.

(bb) Commitments. Enter into any Contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01 Disclosure Letters. Before entry into this Agreement, the Company delivered to Purchaser a letter (the “Company Disclosure Letter”), and Purchaser delivered to the Company a letter (the “Purchaser Disclosure Letter”), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more covenants contained in Article IV or Article VI or one or more representations or warranties contained in this Article V. The inclusion of an item in such letters as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or was required to be disclosed therein.

5.02 Representations and Warranties of the Company. Except as Previously Disclosed, the Company hereby represents and warrants to Purchaser as follows:

(a) Organization, Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the WBCL. The Company Bank is a state charted bank duly organized, validly existing and in good standing under the banking laws of the State of Wisconsin. The Company’s Subsidiaries (other than the Company Bank) are duly organized, validly existing and in good standing under the jurisdiction of their incorporation or organization, as applicable. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to the Company. The Company has Previously Disclosed and made available to Purchaser a complete and correct copy of the Company’s and its Subsidiaries’ Constituent Documents, each as amended to the date hereof, and such Constituent Documents are in full force and effect.

(b) Company Securities.

(1) The authorized capital stock of the Company consists of 400,000 shares of capital stock, all of which shares of which are designated as Company Common Stock, $.25 par value per share, and no shares of which are designated as preferred stock. At the close of business on January 18, 2019, (i) 216,546 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid, nonassessable and free of preemptive rights; (ii) 114,085 shares of Company Common Stock were held in the treasury of the Company; (iii) an aggregate of 5,250 shares of Company Common Stock were reserved for issuance under outstanding vested options (the “Company Stock Options”) to purchase shares of Company Common Stock pursuant to stock option agreements with employees of the Company

(the “Stock Option Agreements”). The Stock Option Agreements are the only benefit plan or agreement of the Company or its Subsidiaries under which any securities of the Company or its Subsidiaries are issuable. Each share of Company Common Stock which may be issued pursuant to the Stock Option Agreements has been duly authorized and, if and when issued pursuant to the terms thereof, will be validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. Except for the Company Stock Options outstanding on the date hereof, there are no options, warrants, calls, rights, puts or Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver, sell or redeem or otherwise acquire, or cause to be issued, delivered, sold or redeemed or otherwise acquired, any shares of capital stock (or other voting securities or equity equivalents) of the Company or any of its Subsidiaries or obligating the Company or its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, put or Contract. Section 5.02(b)(1) of the Company Disclosure Letter sets forth a true and correct list as of December 28, 2018 of each record holder of Company Common Stock, with a notation as to which of such holders are current employees of the Company or its Subsidiaries. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. There are no Contracts to which the Company, any of its Subsidiaries or any of their respective officers or directors is a party concerning the voting of any capital stock of the Company or its Subsidiaries.

(2) There are no voting trusts, proxies, stockholder agreements or other agreements or understandings with respect to the voting of shares of Company Common Stock.

(3) Section 5.02(b)(3) of the Company Disclosure Letter lists all bonds, debentures, notes or other obligations that have been issued by the Company or any of its Subsidiaries as of the date hereof (other than deposits and other short-term obligations issued and outstanding in the ordinary course), which list includes a description of the terms and conditions on which such bonds, debentures, notes or other obligations may be redeemed by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter.

(4) Section 5.02(b)(4) of Company Disclosure Letter contains a true, correct and complete listing of all of the Company’s Subsidiaries and any other person in which the Company or any of its Subsidiaries owns, directly or indirectly, any equity security and the amount and type of equity security held in each such Subsidiary or person, and the Company’s overall ownership percentage in such Subsidiary or person (compared to all issued and outstanding equity securities of such Subsidiary or person). Other than the Company’s Subsidiaries, neither the Company nor its Subsidiaries (i) owns, of record or beneficially, any outstanding voting securities or other equity interests in any person, (ii) has the power to direct or cause the direction of the management and policies of any person, whether through the ownership of voting securities, by Contract or otherwise, or (iii) has any right or obligation to acquire any equity interest in or to make a capital contribution to any person.

(c) Power. Each of the Company and its Subsidiaries has the corporate power and authority to own and operate its assets and properties and to conduct its businesses as such businesses are now being conducted. Each of the Company and the Company Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Bank Merger Agreement, as applicable, and to consummate the transactions contemplated hereby and thereby.

(d) Authority.

(1) On or prior to the date of this Agreement, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the WBCL, (iii) resolved to recommend the approval and adoption of this Agreement by the Company’s shareholders, and (iv) directed that this Agreement be submitted to the Company’s shareholders for approval and adoption. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Requisite Regulatory Approvals and approval of this Agreement by the shareholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to (x) approval and adoption of this Agreement by the shareholders of the Company and (y) the filing of appropriate merger documents as required by the WBCL. This Agreement has been duly executed and delivered by the Company and, assuming the valid authorization, execution and delivery of this Agreement by Purchaser and the validity and binding effect of this Agreement on Purchaser, this Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by Permitted Enforceability Exceptions. The preparation of the Proxy Statement / Prospectus, which is to be included in the Form S-4, to be filed with the Securities and Exchange Commission (the “SEC”) and delivered to the shareholders of the Company shall be duly authorized by the Company’s Board of Directors. The portions of the Proxy Statement / Prospectus relating to the Company and its Subsidiaries and other portions of the Form S-4 within the reasonable control of the Company will comply in all material respects with the Exchange Act.

(2) On or prior to the date of this Agreement, the Board of Directors of the Company Bank has determined that the Bank Merger Agreement and the transactions contemplated thereby, including the Bank Merger, are advisable and fair to and in the best interests of the Company Bank and its shareholder. The Company Bank has all requisite corporate power and authority to enter into the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement by the Company Bank and the consummation by the Company Bank of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company Bank, subject to the approval and adoption of the Bank Merger Agreement by the Company, the sole shareholder of the Company Bank, and the filing of appropriate merger documents as required by the Wisconsin Banking law.

(e) Consents and Approvals. Section 5.02(e) of the Company Disclosure Letter contains a true, correct and complete listing of all notices, applications or other filings required to be made by the Company or any of its Subsidiaries with, and any consents, approvals, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by the Company or any of its Subsidiaries from, any Governmental Entity or any third party (such required third-party consents, the “Required Third-Party Consents”) in connection with the execution, delivery or performance by the Company of this Agreement, the execution, delivery or performance by the Company Bank of the Bank Merger Agreement or the consummation of the transactions contemplated hereby and thereby, except for (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods, required by federal and state banking authorities, including applications and notices under the Bank Merger Act and (ii) any filings specified in Section 2.04.

(f) No Defaults. Subject to making the filings and receiving the consents and approvals referred to in Section 5.02(e), and the expiration of the related waiting periods, the execution, delivery and performance of this Agreement, the Bank Merger Agreement, and the consummation of the transactions contemplated hereby and thereby do not and will not violate, conflict with, require a consent or approval under or notice with respect to, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (i) the Company’s Constituent Documents, (ii) any Material Contract, policy or other instrument of the Company or any of its Subsidiaries, or by which Company or any of its Subsidiaries is bound or affected, or to which the Company or any of its Subsidiaries or any of their respective businesses, operations, assets or properties is subject or receives benefits, or (iii) any Applicable Law.

(g) Insolvency. Neither the Company nor any of its Subsidiaries is currently the subject of any Insolvency Procedure. Neither the Company nor any of its Subsidiaries has any Knowledge or reason to believe that it or the Company will become the subject of any Insolvency Procedure prior to the consummation of the Merger and the transactions contemplated hereby.

(h) Takeover Laws and Provisions. The Company has taken all action (including appropriate approvals of the Board of Directors of the Company) necessary to exempt Purchaser, its Subsidiaries and Affiliates, the Merger, the Bank Merger, this Agreement, the Shareholder Agreements and the transactions contemplated hereby and thereby from the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or “antitakeover” provisions of Applicable Law (collectively, the “Takeover Laws”).

(i) Financial Advisors. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby, except that, in connection with this Agreement, the Company has retained The Oak Ridge Financial Services Group, Inc. as its financial advisor, and a complete and correct copy of its Contract with Oak Ridge Financial has been made available to Purchaser.

(j) Indebtedness between Companies and Affiliates. Section 5.02(j) of the Company Disclosure Letter contains a true, correct and complete listing of all Indebtedness extended by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries, specifying in each case the terms and duration of such Indebtedness.

(k) Business Relationships with Affiliates. Each Contract between the Company or any of its Subsidiaries, on the one hand, and an Affiliate of the Company or any of its Subsidiaries, on the other hand, is set forth on Section 5.02(k) of the Company Disclosure Letter, is on market terms, is in compliance with any Applicable Law regarding affiliate transactions and was entered into in the ordinary course on an arm’s-length basis.

(l) Financial Reports and Regulatory Filings.

(1) The Company has Previously Disclosed complete and correct copies of the Company’s audited balance sheets and statements of income, cash flows, and stockholders equity (including, in each case, any notes thereto) as of and for the years ending December 31, 2015 and 2016 (the “Prior Audited Financial Statements”) and the Company’s unaudited balance sheets and statements of income, cash flows and stockholders equity (including, in each case, any notes thereto) as of and for the years ending December 31, 2017 and December 31, 2018 (the “Unaudited Financial Statements”). The Company will use reasonable best efforts to provide Purchaser within seventy five (75) days following the date hereof with audited balance sheets and statements of income, cash flows, and stockholders equity for the years ending December 31, 2017 and December 31, 2018, along with signed, unqualified opinions of CliftonLarsenAllen LLP, the Company’s independent auditor, with respect thereto (the “Audited Financial Statements”, together with the Prior Audited Financial Statements and Unaudited Financial Statements, the “Company Financial Statements”). Each of the statements of financial position (or equivalent statements) included in the Company Financial Statements (including any related notes and schedules) fairly presents or will fairly present in all material respects the consolidated financial position of the Company as of the date of such statement, and each of the statements of income, comprehensive income (loss), changes in shareholders’ equity and cash flows included in the Company Financial Statements (including any related notes and schedules) fairly presents or will fairly present in all material respects the consolidated results of operations, comprehensive income (loss), changes in shareholders’ equity and changes in cash flows, as applicable, of the Company for the periods set forth in such statement, in each case, in accordance with GAAP, during the periods involved. The Audited Financial Statements will be consistent in all material respects with the Unaudited Financial Statements.

(2) Since December 31, 2014, each of the Company and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any applicable Governmental Entities, except where the failure to so file would not be, or would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and statements, including the financial statements, exhibits and schedules thereto, complied with all of the Applicable Laws enforced or promulgated by the Governmental Entity with which they were filed, except where the failure to do so would not be, or would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

(m) Absence of Undisclosed Liabilities. Except (i) as fully and adequately reflected or reserved against in the Company Financial Statements as of December 31, 2018 and (ii) for Liabilities incurred in the ordinary course subsequent to December 31, 2018 that would not be prohibited by this Agreement and are not material to the Company, taken as a whole, the Company has no Liabilities.

(n) Absence of Certain Changes; Conduct of Business. Since December 31, 2018, (i) other than in the ordinary course, the Company has not incurred any material Liability, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, (ii) each of the Company and its Subsidiaries has conducted its businesses in all material respects in the ordinary course, (iii) neither the Company nor any of its Subsidiaries has taken any of the actions that would otherwise be prohibited without Purchaser’s consent pursuant to Section 4.01, and (iv) no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts and circumstances, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole.

(o) Litigation. There is no dispute or Proceeding (x) pending, (y) to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries, or (z) with respect to any Proceeding that is reasonably likely to be material, to the Company’s Knowledge, reasonably likely to be brought against or affecting the Company or any of its Subsidiaries, nor is there any judgment, order, decree, injunction or ruling of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries (or to the Company’s Knowledge, in the process of being issued), except, in each case, as would not if adversely determined, individually or in the aggregate, be reasonably likely to (i) involve a claim for damages to the Company or any of its Subsidiaries in excess of ten thousand dollars ($10,000), (ii) impair the ability of the Company or any of its Subsidiaries to operate its business in the ordinary course, or (iii) impair or delay the ability of any the Company to consummate the Merger, the Company Bank to consummate the Bank Merger, or the transactions contemplated hereby or by the Bank Merger Agreement.

(p) Compliance with Laws. Each of the Company and its Subsidiaries: (1) conducts its business, and in the last five (5) years, has conducted its business, in all material respects, in compliance with all Applicable Laws pertaining to it or to the employees conducting such businesses, including but not limited to all Applicable Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B thereunder, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z thereunder, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, any bank regulatory agency, the SEC or the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and

Regulation X thereunder, the TILA-RESPA Integrated Disclosure Rule, the Americans with Disabilities Act of 1990, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, in each case to the extent applicable to the Company or any of its Subsidiaries; (2) has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to own or lease its assets and properties and to conduct its business as it is now being conducted, and all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to its Knowledge, no suspensions or cancellations are threatened; (3) has not received, since December 31, 2012, any notification from a Governmental Entity (A) asserting that it is not in compliance with any Applicable Law that such Governmental Entity enforces, (B) threatening to suspend, cancel, revoke or condition the continuation of any permit, license, authorization, order or approval or (C) restricting or disqualifying, or threatening to restrict or disqualify, its activities, except, in the case of each of clauses (A), (B) and (C), as would not, individually or in the aggregate, be material to the Company, individually or in the aggregate; and (4) has not, in any of the last ten (10) years, been convicted or pled guilty to any felony or misdemeanor. The Company Bank received a rating of “Satisfactory” or better on its most recent CRA examination.

(q) Regulatory Matters. Neither the Company nor any of its Subsidiaries is subject to, nor has it been advised that the Company or any of its Subsidiaries is reasonably likely to become subject to, any written order, decree, agreement or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted, in the past twenty-four (24) months, any extraordinary board resolutions at the request of, any Governmental Entity charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of the Company or any of its Subsidiaries. To the Company’s Knowledge, there is no reason relating to the Company or any of its Subsidiaries why the Requisite Regulatory Approvals will not be obtained in a prompt and timely manner.

(r) Books and Records and Internal Controls.

(1) The Company’s and its Subsidiaries’ books and records have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(2) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company and its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. The Company and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding (i) the reliability of financial reporting and the preparation of financial statements in accordance with GAAP and (ii) prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Company and its Subsidiaries.

(3) Since December 31, 2012, neither the Company nor any of its Subsidiaries has received from its independent accountants any oral or written notification of any (i) “significant deficiency” in the design or operation of its internal controls over financial reporting, (ii) “material weakness” in its internal controls over financial reporting, or (iii) fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(s) Intellectual Property.

(1) All Intellectual Property used in the operation of the respective businesses of the Company and its Subsidiaries (“Company Intellectual Property”) is either owned by the Company or one of its Subsidiaries (“Owned Intellectual Property”) or is used by the Company or its Subsidiaries pursuant to a valid, written license agreement (“Licensed Intellectual Property”). All of the Company’s and its Subsidiaries’ rights to the Company Intellectual Property shall survive the consummation of the transactions contemplated by this Agreement unchanged. Consummation of the Merger and the transactions contemplated by this Agreement will not create any rights authorizing third parties to use any Intellectual Property owned by Purchaser or Purchaser’s Subsidiaries. The Company or one of its Subsidiaries exclusively owns all right, title and interest in and to the Owned Intellectual Property, free and clear of all Liens. The Owned Intellectual Property is subsisting, valid and enforceable, and is not subject to any outstanding order, judgment, decree or agreement materially and adversely affecting the Company’s or its Subsidiaries’ use thereof or its rights thereto. The Company has Previously Disclosed all Owned Intellectual Property that is Registered or material to the business of the Company and its Subsidiaries.

(2) The conduct of the businesses of the Company and its Subsidiaries does not, and in the past six (6) years has not, infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party. To the Company’s Knowledge, no person is infringing, misappropriating or otherwise violating any Owned Intellectual Property right or, to the Company’s Knowledge, any rights of the Company or its Subsidiaries in any Licensed Intellectual Property.

(3) Each of the Company and its Subsidiaries has taken commercially reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by it, and, to the Company’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure or license agreements which have not, to the Company’s Knowledge, been breached. All Intellectual Property developed under Contract for the Company or its Subsidiaries has been validly assigned to, or is otherwise owned by, the Company or its Subsidiaries.

(4) The IT Assets are in good working condition normal wear and tear excepted; have been properly maintained by technically competent personnel in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry to ensure proper operation, monitoring and use; operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company or its Subsidiaries in connection with its businesses; and have not materially malfunctioned or failed within the past three (3) years. To the Company’s Knowledge, the IT Assets do not contain any “time bombs”, “Trojan horses”, “back doors”, “trap doors”, “worms”, viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets.

(5) Each of the Company and its Subsidiaries has established and is in compliance with a written information security program that includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of transactions and data. To the Company’s Knowledge, no person has gained unauthorized access to the IT Assets. Each of the Company and its Subsidiaries has implemented backup, security and disaster recovery technology and safeguards consistent with industry practices. Each of the Company and its Subsidiaries takes reasonable measures, which are adequate to comply with all Applicable Law and its contractual and privacy commitments, to protect the confidentiality of customer financial and other data. Each of the Company and its Subsidiaries has taken commercially reasonable measures to provide for the backup and recovery of the data and information necessary to the conduct of its business without material disruption to, or material interruption in, the conduct of its business.

(6) The Company has Previously Disclosed each item of Open Source Software that is licensed or otherwise used by the Company or its Subsidiaries. The conduct of the business of the Company and its Subsidiaries as currently conducted does not violate any license terms applicable to any item of such Open Source Software. No software contained in the Owned Intellectual Property contains, is derived from, is distributed with or is being or was developed using Open Source Software that is licensed under any terms that impose or could impose a requirement or condition that any software contained in the Owned Intellectual Property or part thereof: (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making modifications or derivative works; or (iii) be redistributable at no charge.

(t) Taxes.

(1) Section 5.02(t)(1) of the Company Disclosure Letter lists each material obligation, debt, account balance or other payable or receivable of any kind between the Company or its Subsidiaries, on the one hand, and any of their Affiliates, on the other hand.

(2) All Tax Returns that were required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company or its Subsidiaries have been duly, timely and accurately filed with the appropriate Governmental Entity and all such Tax Returns are true, complete and accurate in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.

(3) All material Taxes that are due and payable with respect to the Company or its Subsidiaries (whether or not shown to be due on any Tax Return) have been paid in full.

(4) All deficiencies asserted or assessments made as a result of any audit or examination of the Company or its Subsidiaries or by any Governmental Entity of the Tax Returns referred to in Section 5.02(t)(2) have been paid in full or otherwise finally resolved. To the Company’s Knowledge, no issues have been raised by any Governmental Entity, or are expected to be raised by any directors or officers of the Company or its Subsidiaries based upon personal contact with any agent of any Governmental Entity, in connection with any audit or examination of any Tax Return and no such issues are currently pending.

(5) There are no pending, or threatened in writing, audits, examinations, investigations or other Proceedings in respect of Taxes, Tax Returns or Tax matters, in each case, with respect to the Company or its Subsidiaries. No written claim has been made within the past three (3) years by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to any Tax imposed by that jurisdiction.

(6) The Company has made available to Purchaser complete copies of all Tax Returns filed by the Company and its Subsidiaries for all periods beginning with the fiscal year ended December 31, 2014.

(7) The U.S. federal income Tax basis of each asset of the Company and its Subsidiaries as of December 31, 2018 is no lower than the amount set forth in Section 5.02(t)(7) of the Company Disclosure Letter.

(8) All Taxes that the Company and its Subsidiaries are obligated to withhold from amounts paid or owing to any employee, independent contractor, creditor, stockholder, customer, client, account holder, or other third party have been withheld and paid over to the proper Governmental Entity in a timely manner, to the extent due and payable.

(9) Each of the Company and its Subsidiaries (i) collects and maintains appropriate IRS Forms W-9 and W-8 and other required Tax forms, that are accurate and valid in all material respects with respect to each customer, client, creditor or other party in accordance with Applicable Law and (ii) has complied with all material Tax information reporting requirements.

(10) No extensions or waivers of statutes of limitation with respect to Tax matters have been requested or given by any Tax authority, by the Company, or by any of the Company’s Subsidiaries which are currently in effect.

(11) The Company has adequately reserved or accrued in the Company Financial Statements (rather than in any notes thereto) for all accrued and unpaid Taxes of the Company and its Subsidiaries and such reserve is adequate as adjusted for the passage of time through the Closing Date in accordance with past practice and custom of the Company and its Subsidiaries in filing their Tax Returns. Since December 31, 2017, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, outside the ordinary course of business.

(12) No Liens for Taxes exist with respect to any of the Company’s or its Subsidiaries’ assets or properties, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith.

(13) Neither the Company nor any of its Subsidiaries have any liability for the Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law). Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period beginning after the Closing Date as a result of any (i) change in accounting method occurring in any Pre-Closing Tax Period by the Company or its Subsidiaries, (ii) use of an improper method of accounting in a Pre-Closing Tax Period by the Company or its Subsidiaries, (iii) written agreement entered into with, or letter ruling received from, a Governmental Entity by the Company or any of its Subsidiaries executed prior to the Closing Date, (iv) installment sale or open transaction disposition made prior to the Closing Date by the Company or its Subsidiaries, (v) prepaid amount or advance payment received on or prior to the Closing Date by the Company or its Subsidiaries or (vi) election under Section 108 of the Code (income from discharge of indebtedness) in respect of a Pre-Closing Tax Period by the Company or its Subsidiaries.

(14) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnification agreement or any similar agreement.

(15) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a consolidated, unitary or combined Tax group filing, consolidated or combined Tax Returns (other than a group the common parent of which is the Company).

(16) No closing agreements, private letter rulings, technical advice, memoranda or similar agreement or rulings have been entered into or issued by any Governmental Entity with respect to the Company or any of its Subsidiaries.

(17) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated hereby.

(18) Neither the Company nor any of its Subsidiaries has been a party to any distribution occurring during the two (2)-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(19) Neither the Company nor any of its Subsidiaries has participated in any reportable or listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b).

(u) Environmental Matters. To the Company’s Knowledge, each of the Company and its Subsidiaries has complied in all material respects with all applicable Environmental Laws; to the Company’s Knowledge there are no material Proceedings of any kind, pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries in any court, agency, or other Governmental Entity or in any arbitral body, arising under or relating to any Environmental Law; there are no agreements, orders, judgments, decrees, settlements or indemnities to which the Company or any of its Subsidiaries is a party with any court, regulatory agency, Governmental Entity or private party, imposing Liability under any Environmental Law; to the Company’s Knowledge there are and have been no Hazardous Materials released or present in concentrations or quantities in violation of Environmental Laws or in concentrations or quantities that require remediation pursuant to Wis. Stat. § 292.11; to the Company’s Knowledge there are no past, present or reasonably anticipated future events, conditions, circumstances, practices, plans or legal requirements that could give rise to material obligations or material Liabilities of the Company or any of its Subsidiaries under any Environmental Law; and the Company has delivered to Purchaser copies of all material environmental reports, studies, assessments, sampling data and memoranda in its possession relating to the Company or any of their current or former properties or activities.

(v) Labor Matters.

(1) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other agreement with a labor union or like organization, and to the Company’s Knowledge, there are no activities or proceedings either pending or threatened by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company or its Subsidiaries.

(2) There is no strike, lockout, slowdown, work stoppage, unfair labor practice or other labor dispute, or arbitration or grievance pending or, to the Company’s Knowledge, threatened. Each of the Company and its Subsidiaries is in compliance in all material respects with all Applicable Laws respecting labor, employment and employment practices, including, without limitation, terms and conditions of employment, worker classification (inclusive of workers as employees or independent contractors and as exempt or non-exempt employees), wages and hours, wrongful discharge, equal employment opportunity, leaves of absence, work authorization, immigration status, workers compensation, unemployment compensation, and occupational safety and health, and has not engaged in any unfair labor practices or similar prohibited practices. No pending, or to the Company’s Knowledge, threatened Proceeding exists against the Company or its Subsidiaries brought by or on behalf of any current, prospective, or former employee, consultant, or independent contractor with respective to labor, employment and employment practices. There are no pending, or to the Company’s Knowledge, threatened workers compensation Proceedings regarding any employee of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has incurred any Liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar Applicable Law that remains unsatisfied.

(3) Neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, benefits, contributions or other compensation for any services or otherwise arising under any Company Plan. All of the Company’s and its Subsidiaries’ employees are “at-will” employees. No employee of the Company or its Subsidiaries has provided any notice to the Company or its Subsidiaries of the employee’s intent to terminate employment.

(w) Employee Benefits.

(1) Section 5.02(w)(1) of the Company Disclosure Letter sets forth an accurate and complete list of each Company Plan. With respect to each Company Plan that will be retained by Purchaser, the Company has made available to Purchaser, to the extent applicable, accurate and complete copies of (i) the Company Plan document, including any amendments thereto, and all related trust documents, insurance Contracts or other funding vehicles, (ii) a written description of such Company Plan if such plan is not set forth in a written document, (iii) all material correspondence to or from any Governmental Entity received in the last three (3) years with respect to any such Company Plan, (iv) the most recent IRS determination or opinion letter, and (v) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto). No Company Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company or its Subsidiaries who reside or work outside of the United States.

(2) (i) Each Company Plan (including any related trusts) has been established, operated and administered in all material respects in compliance with its terms and Applicable Law, including ERISA and the Code, (ii) all contributions or other amounts payable by the Company or its Subsidiaries with respect to each Company Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, and (iii) there are no pending or, to the Company’s Knowledge, threatened claims (other than routine claims for benefits) or Proceedings by a Governmental Entity, participant, beneficiary or similar party by, on behalf of or against any Company Plan or any trust related thereto which could reasonably be expected to result in any material Liability to the Company or its Subsidiaries.

(3) Each Company Plan that is intended to be qualified under Section 401(a) of the Code is a prototype or volume submitted document for which the IRS has issued a favorable opinion letter upon which the Company is entitled to rely and to the Company’s Knowledge, nothing has occurred that would adversely affect the qualification or Tax exemption of any such Company Plan. Neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code.

(4) Neither the Company nor its Subsidiaries has, nor do they expect to incur, any material Liability under subtitles C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or any ERISA Affiliate. With respect to any Company Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, which will be retained by Purchaser, (i) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (ii) as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA did not exceed the then current value of assets of such

Company Plan, (iii) no unsatisfied Liability (other than for premiums to the PBGC) under Title IV of ERISA has been, or is expected to be, incurred by the Company or its Subsidiaries, (iv) the PBGC has not instituted proceedings to terminate any such Company Plan, and (v) no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30)-day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred.

(5) Neither the Company nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or Liability (including any contingent Liability) under, any “multiemployer plan” within the meaning of Section 3(37) of ERISA in the last six (6) years. With respect to any “multiemployer plan” contributed to any ERISA Affiliate, neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA that remains unsatisfied.

(6) Except as required by Applicable Law, no Company Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any person, and neither the Company nor any of its Subsidiaries has any obligation to provide such benefits. To the extent that the Company or any of its Subsidiaries sponsors such plans, the Company or its Subsidiary, as applicable, has reserved the right to amend, terminate or modify at any time each Company Plan that provides retiree or post-employment disability, life insurance or other welfare benefits to any person.

(7) Each Company Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder. No transfer of property has been deemed to have occurred under Section 409A(b)(3) of the Code, to the extent any restricted period has existed with respect to a single-employer defined benefit plan for which the Company or one of its Subsidiaries is either the plan sponsor or a member of a controlled group which includes the plan sponsor.

(8) Except as set forth in Section 5.02(w)(8) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) entitle any current or former officer, employee, director, or independent contractor of the Company or its Subsidiaries to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Company Plan, (iv) otherwise give rise to any material Liability under any Company Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Plan on or following the Effective Time, or (vi) give rise to the payment of any amount under any of the Company Plans that would be nondeductible by reason of Section 280G of the Code (excluding the application of any severance, change of control, or retention payments made under any contract or agreement entered into between Purchaser or CCF Bank and any Continuing Employee).

(9) Neither the Company nor any of its Subsidiaries has an obligation to provide, and no Company Plan or other agreement provides any individual with the right to, a gross-up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest, fines, fees or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(10) Neither the Company nor any ERISA Affiliate has prepaid or prefunded any welfare plan described in Section 3(1) of ERISA through a trust, reserve, premium stabilization, or similar account, nor does it provide benefits through a voluntary employee beneficiary association as defined in Section 501(c)(9) of the Code.

(11) Each of the Company and any ERISA Affiliate has classified all individuals (including but not limited to independent contractors and leased employees) appropriately under the Company Plans.

(12) Each of the Company and its Subsidiaries have at all times provided group medical coverage to its employees in a manner reasonably expected to avoid triggering a Tax or penalty under Section 4980H of the Code.

(x) Property.

(1) Each of the Company and its Subsidiaries has good, and in the case of real property, insurable, title to, or, in the case of securities and investments, a “security entitlement” (as defined in the Uniform Commercial Code) in, or in the case of leased property, a valid and enforceable leasehold interest in, all property (whether real or personal, tangible or intangible, and including securities and investments) (all real property leased or owned by the Company or its Subsidiaries, including all appurtenances and improvements thereto and fixtures thereon, being referred to herein as “Company Real Property”), and assets purported to be owned or leased by the Company or its Subsidiaries, except for the following (collectively, “Permitted Liens”): (i) immaterial defects that do not detract from the value of the property, (ii) statutory Liens for current Taxes or other governmental charges or withholding not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves required pursuant to GAAP have been made, (iii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or similar Liens arising in the ordinary course, (iv) zoning, entitlement, building and other land-use regulations imposed by Governmental Entities which are not violated by the current use and operation of such property or which can be insured over, (v) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to any property which in the aggregate do not materially impair the occupancy and use of such property and (vi) any right of way or easement related to public roads which in the aggregate do not materially impair the occupancy and use of such property.

(2) The Company has Previously Disclosed to Purchaser a complete and accurate list of all Company Real Property, and has made available to Purchaser complete and accurate copies of all lease documents relating to real property leased by the Company or its

Subsidiaries. There are no unsatisfied capital expenditure requirements or remodeling obligations of the Company or its Subsidiaries involving any Company Real Property, other than ordinary maintenance and repair obligations, in each case, not in excess of twenty-five thousand dollars ($25,000) individually or fifty thousand dollars ($50,000) in the aggregate.

(y) Material Contracts.

(1) Section 5.02(y)(1) of the Company Disclosure Letter contains a true, correct and complete listing of all of the following Contracts (“Material Contracts”) to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries may be bound, or to which the Company or the Company’s assets or properties may be subject as of the date hereof:

(i) any lease of real property or material personal property;

(ii) any partnership, limited liability company, joint venture or other similar agreement or arrangement;

(iii) any Contract relating to the acquisition or disposition of any material business or operations (whether by merger, sale of stock, sale of assets or otherwise) as to which there are any ongoing obligations or that was entered into on or after December 31, 2015;

(iv) any Contract for the purchase of services, equipment, IT Assets or other assets or property, or the license of any Licensed Intellectual Property, in each case, that creates future payment obligations in excess of twenty-five thousand dollars ($25,000) (on a one-time or annualized basis) and that by its terms does not terminate or is not terminable without penalty upon notice of sixty (60) days or less;

(v) any Contract, to the extent not covered by Section 5.02(y)(1)(iv), that creates future payment obligations in excess of twenty-five thousand dollars ($25,000) (on a one-time or annualized basis) and that by its terms does not terminate or is not terminable without penalty upon notice of sixty (60) days or less, or any Contract that creates or would create a Lien;

(vi) any Contract providing for an irrevocable power of attorney on behalf of the Company or any of its Subsidiaries;

(vii) any Contract, other than this Agreement, providing for exclusive dealing or limiting the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any person;

(viii) any Contract, other than this Agreement, that requires the Company to disclose Confidential Information or to indemnify or hold harmless any person (in each case, excluding Contracts entered into in the ordinary course with suppliers of goods or services);

(ix) any Contract, other than this Agreement, (i) with (A) any Affiliate of the Company, (B) any current or former director, officer, employee, consultant or five percent (5%) or more shareholder of the Company or any Affiliate, or (C) any “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a person identified in clauses (A) or (B) of this subparagraph (i); or (ii) referred to in subparagraph (i) but that, although neither the Company nor its Subsidiaries is a party to or bound by, the Company or any of its Subsidiaries receives the benefit of or has obligations under;

(x) any Contract with a Governmental Entity, excluding Contracts entered into in the ordinary course involving loans or extensions of credit to municipalities;

(xi) any Contract pursuant to which any person has been granted any right in or to any Owned Intellectual Property; and

(xii) any other Contract not entered into in the ordinary course that is material to the Company or its Subsidiaries or their respective financial conditions or results of operations.

(2) Each Material Contract is a valid and legally binding agreement of the Company or its Subsidiaries and, to the Company’s Knowledge, the counterparty or counterparties thereto, is enforceable in accordance with the terms of such Contract (except as enforcement may be limited by one or more Permitted Enforceability Exceptions) and is in full force and effect. Neither the Company, any of the Companies Subsidiaries nor, to the Company’s Knowledge, any counterparty or counterparties, is in breach of any material provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Material Contract. Except as set forth in Section 5.02(y)(2) of the Company Disclosure Letter, each Material Contract is terminable without cause and without penalty, fee, or prepayment on no more than sixty (60)-days’ notice.

(z) Material Interests of Certain Persons. No officer or director of the Company or its Subsidiaries, or “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material property (whether real or personal, tangible or intangible) or Contract used in or pertaining to the business of the Company or its Subsidiaries.

(aa) Insurance Coverage. Each of the Company and its Subsidiaries maintains commercially reasonable insurance coverage for all normal risks incident to the business, properties and assets of the Company and its Subsidiaries. Such coverage is of a character and amount at least equivalent to that typically carried by persons engaged in similar businesses and subject to the same or similar perils or hazards. The Company has Previously Disclosed a complete and correct list of each Contract representing such coverage as of the date hereof (the “Company Insurance Policies”). All premiums due and payable with respect to the Company Insurance Policies have been paid, and neither the Company nor any of its Subsidiaries has received any written notice from any such underwriter of non-coverage of any particular claim or of cancellation, non-renewal, material premium increase or other material change in prospective coverage with respect to any Company Insurance Policy.

(bb) Trust Business. Neither the Company nor any of its Subsidiaries is empowered or authorized, nor is the Company or any of its Subsidiaries required to be empowered or authorized, under Applicable Law to exercise any trust, fiduciary, custodian, guardian, or conservator powers to conduct its business. Neither the Company nor any of its Subsidiaries is required to be a registered investment advisor.

(cc) Extensions of Credit.

(1) Each loan, revolving credit facility, letter of credit or other extension of credit or commitment to extend credit (collectively, “Extensions of Credit”) made or entered into by the Company Bank is evidenced by promissory notes, mortgages or other evidences of Indebtedness, which, together with all security agreements and guarantees, are valid and legally binding obligations of the Company Bank and, to the Company’s Knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by one or more Permitted Enforceability Exceptions) and are in full force and effect. Other than Extensions of Credit that have been Previously Disclosed pursuant to the immediately succeeding sentence, neither the Company Bank nor, to the Company’s Knowledge, any counterparty or counterparties, is in breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of, performance required by, or resulting in a right of termination or acceleration under, any Extension of Credit, except as would not, in the aggregate, reasonably be likely to be material to the Company or its Subsidiaries, individually or taken as a whole. Other than the Company Bank, neither the Company nor any of its other Subsidiaries are party to any Extensions of Credit. Set forth on Section 5.02(cc)(1) of the Company Disclosure Letter is a complete and correct list as of December 31, 2018 of all Extensions of Credit that have been classified by it or any Governmental Entity as “Special Mention”, “Substandard”, “Doubtful”, or “Loss” as of the month end prior to the date hereof, and all Extensions of Credit that are more than thirty (30) days past due as of the month end prior to the date hereof.

(2) The provisions for loan losses contained in the Company Financial Statements were established in accordance with past practices and experiences of the Company and the Company Bank and in accordance with the requirements of GAAP and are adequate thereunder.

(3) The Company has made available to Purchaser true and correct copies of the loan files for each individual loan, note, borrowing arrangement and other commitment for credit relationships between the Company Bank, on the one hand, and any third-party obligor, on the other hand, as of the date hereof. Such files contain, in all material respects, all of the documents and instruments relating to such loan, note, borrowing, arrangement or other commitment, including copies of all promissory notes.

(4) Neither the Company nor any of its Subsidiaries is subject to any Contract pursuant to which the Company or any of its Subsidiaries has sold any Extensions of Credit or pools of, or participations in, Extensions of Credit containing any obligation to repurchase part or all of such Extensions of Credit or such pools or participations.

(5) The Company has previously delivered to Purchaser a loan data tape in Excel format disclosing information regarding all loans, notes, borrowing arrangements and other commitments for credit relationships by the Company or any of its Subsidiaries as of the date previously delivered, which information is accurate and complete in all material respects as of the date hereof.

(dd) Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and other option agreements and other interest rate risk management arrangements (collectively, “Interest Rate Instruments”), whether entered into for the account of the Company or its Subsidiaries or for the account of a customer of the Company or its Subsidiaries, were entered into in the ordinary course and in accordance with prudent banking practice and applicable rules, regulations and policies of any Governmental Entity and with counterparties believed to be financially responsible at the time. All Interest Rate Instruments are valid and legally binding obligations of the Company or its Subsidiaries and, to the Company’s Knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by one or more Permitted Enforceability Exceptions) and are in full force and effect. Neither the Company, its Subsidiaries nor, to the Company’s Knowledge, any counterparty or counterparties, is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Interest Rate Instrument. The Company has Previously Disclosed a complete and correct list of all Interest Rate Instruments as of the date hereof.

(ee) Deposits.

(1) The Company has made available to Purchaser true and correct schedules of the Company Bank’s deposits, as of December 31, 2018, in a form reasonably acceptable to Purchaser (the “Company Deposits”).

(2) The Company Deposits were solicited, opened, extended or made and have been maintained and currently exist in compliance, in all material respects, with all Applicable Laws.

(3) The agreements relating to the Company Deposits are in compliance, in all material respects, with all applicable Laws.

(4) The Company Deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act to the fullest extent permitted by Law. To the Knowledge of the Company, there is no action by the FDIC to terminate the Company Bank’s deposit insurance. The Company Bank has paid all premiums and assessments and has duly, timely and accurately filed all reports required to be paid or filed by it with the FDIC or any other applicable bank regulatory authority.

(5) Except as set forth in Section 5.02(ee)(5) of the Company Disclosure Letter, none of the Company Deposits are subject to or were acquired through the Certificate of Deposit Account Registry Service or similar pass-through FDIC insured product.

(6) The Company Bank has posted debit card transactions, including point of sale and ATM transactions, checks and any other form of transfer to the accounts of its customers in chronological or “real time” order as the transactions were presented to the Company Bank and such posting order has been used by the Company Bank since no later than January 1, 2016.

(ff) Sufficiency of Assets. Each of the Company and its Subsidiaries owns good and marketable title to, or has the valid right to use, lease or license, all of the assets and rights used in the operation of the Company’s and its Subsidiaries’ businesses as currently conducted. Such assets and rights constitute all of the material assets, tangible and intangible, of any nature whatsoever, used in the operation of such businesses as currently conducted.

(gg) Opinion of Financial Advisor The Company has received the opinion of The Oak Ridge Financial Services Group, Inc., as of the date hereof, to the effect that, as of the date hereof, the Merger Consideration is fair to the Company’s shareholders from a financial point of view. A copy of the draft of such opinion has been delivered to Purchaser.

(hh) Shareholder Vote. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock is required to approve and adopt this Agreement. No other vote of the shareholders of the Company is required by Law, the Company’s Constituent Documents or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

(ii) Proxy Statement / Prospectus. None of the information concerning the Company and its Subsidiaries to be included in the proxy statement / prospectus to be delivered to the shareholders of the Company (the “Proxy Statement / Prospectus”) will, at the time of the mailing of the Proxy Statement / Prospectus and at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Shareholder Meeting any event shall occur that is required at that time to be described in the Proxy Statement / Prospectus or to amend any statements in the Proxy Statement / Prospectus, the Company will inform Purchaser so that such event shall be so described, and an appropriate amendment or supplement shall be promptly filed by Purchaser with the SEC and, as required by Law, disseminated to the shareholders of the Company.

(jj) Disclosure. No representation or warranty by the Company herein, in the Company Disclosure Letter or any certificate, exhibit or document furnished or to be furnished by the Company pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in the light of the circumstances in which they were made, not misleading. No notification given by the Company pursuant to Section 6.01(b) will contain any untrue statement or omit to state a material fact necessary to make the statements therein or herein, in the light of the circumstances in which they were made, not misleading.

(kk) Securities Gains; Investment Portfolio. The Company has Previously Disclosed (i) all gains on sales of securities by the Company and its Subsidiaries effected during the period beginning on January 1, 2018 and ending on November 30, 2018 and (ii) all loans for which there is a specific reserve allocation as part of the Company’s or its Subsidiaries’ allowance for loan losses as of November 30, 2018 and the amount of each such reserve allocation. The Company has Previously Disclosed an independent third party valuation as of December 31, 2018, performed by Wilary Winn Risk Management LLC of a subordinated unsecured note due 2038 owned by Company Bank. Section 5.02(kk) of the Company Disclosure Letter sets forth a true and complete list as of December 31, 2018, of all investments owned by the Company or any of its Subsidiaries, including (a) the fair market value of each such investment as reflected on its books and records as of December 31, 2018, and (b) the rating, if any, of each such investment as passed upon by the ratings agency of Standard & Poor’s or Moody’s Investor Service. Except as set forth in Section 5.02(kk) of the Company Disclosure Letter, the Company Bank owns all such investments free and clear of any Lien.

5.03 Representations and Warranties of Purchaser and Merger Sub. Except as Previously Disclosed, Purchaser and Merger Sub jointly and severally hereby represent and warrant to the Company as follows:

(a) Organization, Standing and Authority. Purchaser is a Maryland corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. Each of Purchaser’s Subsidiaries is duly organized, validly existing and in good standing under the jurisdiction of their incorporation or organization, as applicable. Each of Purchaser and its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to Purchaser. Purchaser has Previously Disclosed and made available to Company a complete and correct copy of Purchaser’s, CCF Bank’s and Merger Sub’s Constituent Documents, each as amended to the date hereof, and such Constituent Documents are in full force and effect.

(b) Capitalization. As of the date hereof, the authorized capital stock of Purchaser consists of 30,000,000 shares of Purchaser Common Stock and 1,000,000 shares of Purchaser Preferred Stock. As of January 16, 2019, 10,953,512 shares of Purchaser Common Stock and no shares of Purchaser Preferred Stock are outstanding. As of January 16, 2019, 410,357 shares of Purchaser Common Stock are reserved and available for issuance pursuant to the Purchaser Stock Plans. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.10, of which 1,000 shares are issued and outstanding (the “Merger Sub Stock”). Purchaser owns all of the Merger Sub Stock. The outstanding shares of Purchaser Common Stock and Merger Sub Stock have been duly authorized and are validly issued and outstanding, fully paid and non-assessable and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). Except pursuant to this Agreement, and other than the shares of Purchaser Common Stock issuable pursuant to the Purchaser Stock Plans, as of the date hereof, neither Purchaser nor Merger Sub has any Rights issued or outstanding, have reserved any shares of Purchaser Common Stock or Merger Sub Stock for issuance, or any commitment to authorize, issue or sell any Purchaser Common Stock, Merger Sub Stock or any Rights. The shares of Purchaser Common Stock to be issued in the Merger, when so issued in accordance with this Agreement, will have been duly authorized and validly issued and will be fully paid and non-assessable and not subject to any preemptive rights (and will not have been issued in violation of any preemptive rights).

(c) Power. Each of Purchaser and its Subsidiaries has the corporate power and authority to own and operate its assets and properties and to conduct its businesses as such businesses are now being conducted. Each of Purchaser and CCF Bank has the corporate power and authority to execute deliver and perform its obligations under this Agreement and the Bank Merger Agreement, as applicable, and to consummate the transactions contemplated hereby and thereby.

(d) Authority. Each of Purchaser and Merger Sub has duly executed and delivered this Agreement and has taken all corporate (or comparable organizational) action necessary for it to execute and deliver this Agreement. This Agreement, the Merger and the transactions contemplated hereby have been authorized by all necessary corporate (or comparable organizational) action on the part of Purchaser and Merger Sub, including, without limitation, approval by Purchaser’s and Merger Sub’s Board of Directors, and no other corporate proceeding on the part of Purchaser or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby. No vote by Purchaser’s shareholders is required by Applicable Law, Purchaser’s Constituent Documents or otherwise in order for Purchaser to consummate the Merger and the transactions contemplated hereby. This Agreement is a valid and legally binding obligation of Purchaser and Merger Sub, enforceable in accordance with its terms, except as enforcement may be limited by one or more Permitted Enforceability Exceptions. The preparation of the Form S-4, to be filed with the SEC has been duly authorized by Purchaser’s Board of Directors. The portions of the Proxy Statement / Prospectus relating to Purchaser and its Subsidiaries and other portions of the Form S-4 within the reasonable control of Purchaser will comply in all material respects with the Exchange Act. On or prior to the date of this Agreement, the Board of Directors of CCF Bank has determined that the Bank Merger Agreement and the transactions contemplated thereby, including the Bank Merger, are advisable and fair to and in the best interests of CCF Bank and its shareholder. CCF Bank has all requisite corporate power and authority to enter into the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement by CCF Bank and the consummation by CCF Bank of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of CCF Bank, subject to the approval and adoption of the Bank Merger Agreement by Purchaser, the sole shareholder of CCF Bank, and the filing of appropriate merger documents as required by Applicable Law.

(e) Consents and Approvals. No notices, applications or other filings are required to be made by Purchaser or any of its Subsidiaries with, nor are any consents, approvals, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by Purchaser or any of its Subsidiaries from, any Governmental Entity or third party in connection with the execution, delivery or performance by Purchaser and Merger Sub of this Agreement, the execution, delivery or performance by CCF Bank of the Bank Merger Agreement or the consummation of the transactions contemplated hereby, except for (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods, required by federal and state banking authorities, including without limitation applications and notices under the Bank Holding Company Act and Bank Merger Act and (ii) the filings referenced in Section 2.04 with respect to the Merger.

(f) No Defaults. Subject to making the filings and receiving the consents and approvals referred to in Section 5.03(e), and the expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate, conflict with, require a consent or approval under, or notice with respect to, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (i) Purchaser’s Constituent Documents or those of its Subsidiaries, (ii) any Material Contract, indenture, lease, policy or other instrument of Purchaser or any of its Subsidiaries, or by which Purchaser or any of its Subsidiaries is bound or affected, or to which Purchaser or any of its Subsidiaries or Purchaser’s or any of its Subsidiaries’ respective businesses, operations, assets or properties is subject or receives benefits, in the case of clause (ii), which is required to be disclosed in any Purchaser SEC Filings, or (iii) any Applicable Law.

(g) Financial Advisors. None of Purchaser, its Subsidiaries or any of Purchaser’s or any of its Subsidiaries’ directors, officers or employees has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby, except that, in connection with this Agreement, Purchaser has retained FIG Partners, LLC as its financial advisor.

(h) Financial Reports and Regulatory Filings.

(1) Purchaser’s Annual Reports on Form 10-K for the years ended September 30, 2017 and 2018 and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to September 30, 2017 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or as thereafter amended prior to the date hereof (collectively, the “Purchaser SEC Filings”) with the SEC as of the date filed or amended prior to the date hereof, as the case may be, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the statements of financial position contained in or incorporated by reference into any of the Purchaser SEC Filings (including the related notes and schedules) fairly presented in all material respects Purchaser’s financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income, comprehensive income and changes in stockholders’ equity and cash flows in the Purchaser SEC

Filings (including any related notes and schedules thereto) fairly presented in all material respects, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of Purchaser and its Subsidiaries for the periods to which those statements relate, in each case, in accordance with GAAP, during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(2) Since September 30, 2017, each of Purchaser and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any applicable Governmental Entities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied with all of the Applicable Law enforced or promulgated by the Governmental Entity with which they were filed.

(3) There are no outstanding loans made by Purchaser or any of Purchaser’s Subsidiaries to any executive officer (as defined in Rule 3b-7 promulgated under the Exchange Act) or director of Purchaser, other than loans that are subject to Regulation O under the Federal Reserve Act.

(i) Absence of Certain Changes or Events. Since December 31, 2018, (i) other than in the ordinary course, Purchaser has not incurred any material Liability, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, (ii) each of Purchaser and its Subsidiaries has conducted its businesses in all material respects in the ordinary course, and (iii) no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts and circumstances, has had or is reasonably likely to have a Material Adverse Effect with respect to Purchaser and its Subsidiaries, taken as a whole.

(j) Litigation. There is no dispute or Proceeding (x) pending, (y) to Purchaser’s Knowledge, threatened against or affecting Purchaser or any of its Subsidiaries, or (z) with respect to any Proceeding that is reasonably likely to be material, to Purchaser’s Knowledge, reasonably likely to be brought against or affecting Purchaser or any of its Subsidiaries, nor is there any judgment, order, decree, injunction or ruling of any Governmental Entity or arbitrator outstanding against Purchaser or any of its Subsidiaries (or to Purchaser’s Knowledge, in the process of being issued), except, in each case, as would not if adversely determined, individually or in the aggregate, be reasonably likely to impair or delay the ability of Purchaser to consummate the Merger, CCF Bank to consummate the Bank Merger, or the transactions contemplated hereby or by the Bank Merger Agreement.

(k) Compliance With Laws. Each of Purchaser and its Subsidiaries: (1) conducts its business, and in the last five (5) years, has conducted its business, in all material respects, in compliance with all Applicable Laws pertaining to it or to the employees conducting such businesses, including but not limited to all Applicable Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B thereunder, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z thereunder, the Home

Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, any bank regulatory agency, the SEC or the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X thereunder, the TILA-RESPA Integrated Disclosure Rule, the Americans with Disabilities Act of 1990, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, in each case to the extent applicable to Purchaser or any of its Subsidiaries; (2) has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to own or lease its assets and properties and to conduct its business as it is now being conducted, and all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to its Knowledge, no suspensions or cancellations are threatened; (3) has not received, since December 31, 2012, any notification from a Governmental Entity (A) asserting that it is not in compliance with any Applicable Law that such Governmental Entity enforces, (B) threatening to suspend, cancel, revoke or condition the continuation of any permit, license, authorization, order or approval or (C) restricting or disqualifying, or threatening to restrict or disqualify, its activities, except, in the case of each of clauses (A), (B) and (C), as would not, individually or in the aggregate, be material to the Company, individually or in the aggregate; and (4) has not, in any of the last ten (10) years, been convicted or pled guilty to any felony or misdemeanor. The CCF Bank received a rating of “Satisfactory” or better on its most recent CRA examination.

(l) Regulatory Matters. Neither Purchaser nor any of its Subsidiaries is subject to, nor has it been advised that Purchaser or any of its Subsidiaries is reasonably likely to become subject to, any written order, decree, agreement or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted, in the past twenty-four (24) months, any extraordinary board resolutions at the request of, any Governmental Entity charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of Purchaser or any of its Subsidiaries. To Purchaser’s Knowledge, there is no reason relating to Purchaser or any of its Subsidiaries why the Requisite Regulatory Approvals will not be obtained in a prompt and timely manner.

(m) Property. Each of Purchaser and its Subsidiaries has good, and in the case of real property, insurable, title to, or, in the case of securities and investments, a “security entitlement” (as defined in the Uniform Commercial Code) in, or in the case of leased property, a valid and enforceable leasehold interest in, all property (whether real or personal, tangible or intangible, and including securities and investments), and assets purported to be owned or leased by the Purchaser or its Subsidiaries, except for Permitted Liens.

(n) Financing. Purchaser has authorized and unissued shares sufficient for the purpose of distributing the Stock Consideration, and Purchaser has no Knowledge of any reasons or conditions reasonably likely to occur that would prevent it from having cash on hand at Closing in an amount sufficient for purposes of distributing the Cash Consideration.

(o) Proxy Statement / Prospectus. The information supplied by Purchaser for inclusion or incorporation by reference in the Form S-4 pursuant to which the shares of Purchaser Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Form S-4 (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information concerning Purchaser and CCF Bank to be included or incorporated by reference in the Proxy Statement / Prospectus will, at the time of the mailing of the Proxy Statement / Prospectus and at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Shareholder Meeting any event shall occur which is required at that time to be described in the Proxy Statement / Prospectus, or to amend any statements in the Proxy Statement / Prospectus, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the shareholders of the Company. The Form S-4 and the Proxy Statement / Prospectus shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act (to the extent applicable), and the rules and regulations thereunder.

ARTICLE VI

OTHER COVENANTS

6.01 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties will use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things, necessary, proper, desirable or advisable under Applicable Law, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with, and furnish information to, the other party to that end.

(b) The Company will give prompt notice to Purchaser, and Purchaser will give prompt notice to the Company, of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to either party or (ii) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VIII. The delivery of any notice pursuant to this Section 6.01(b) shall not limit or otherwise affect the remedies available to the parties pursuant to this Agreement or the conditions to the parties’ obligations pursuant to Article VIII.

6.02 Cooperation.

(a) As promptly as practicable following the date of this Agreement, (i) the Company and Purchaser shall jointly prepare the Proxy Statement / Prospectus in preliminary form and (ii) Purchaser shall prepare and file with the SEC (with the approval of Company, not to be unreasonably withheld) a Registration Statement on Form S-4 which shall include the Proxy Statement / Prospectus approved by Purchaser and the Company (together with all amendments thereto, the “Form S-4”) (in which the Proxy Statement / Prospectus will be included as a prospectus) relating to the registration of the Stock Consideration. The Proxy Statement / Prospectus and Form S-4 shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and other applicable Law.

(b) Each of Purchaser and the Company shall use its reasonable best efforts to have the Proxy Statement / Prospectus cleared by the SEC and the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the Merger. Each of Purchaser and the Company shall promptly furnish all information concerning it or its stockholders or shareholders to the other, and provide such other assistance, in each case, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement / Prospectus and the Form S-4. Purchaser shall, as promptly as practicable after the receipt thereof, provide the Company with copies of any written comments and advise the Company of any oral comments with respect to the Proxy Statement / Prospectus and the Form S-4 received by it from the SEC, including any request from the SEC for amendments or supplements to the Proxy Statement / Prospectus and the Form S-4, and shall provide the Company with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Notwithstanding the foregoing, prior to filing the Form S-4 (including any amendments and supplements thereto) or mailing the Proxy Statement / Prospectus or responding to any comments of the SEC with respect thereto, each of Purchaser and the Company (i) shall provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response which in any event must be approved by Purchaser), and (ii) shall give due consideration to including in such document or response any comments reasonably proposed by the other. Purchaser shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of shares of Purchaser Common Stock for offering or sale in any jurisdiction, and Purchaser and the Company shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Purchaser and the Company shall use reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, the WBCL, the MGCL and the rules of NASDAQ, in connection with the filing and distribution of the Proxy Statement / Prospectus and the Form S-4, and the solicitation of proxies from the shareholders of the Company.

(c) Purchaser shall take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable under applicable Laws and rules and policies of NASDAQ and the SEC to enable the listing of shares of Purchaser Common Stock on NASDAQ no later than the Effective Time, subject to official notice of issuance. Purchaser shall also obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement (provided that in no event shall Purchaser be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process).

(d) Each of Purchaser and the Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers, (to the extent reasonably available to the applicable party) stockholders and shareholders, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Purchaser, the Company or any of their respective Subsidiaries to NASDAQ or any Governmental Entity (including the Form S-4 and the Proxy Statement / Prospectus) in connection with the Merger and the other transactions contemplated by this Agreement. In addition, to the extent such disclosure is required to be included in the Form S-4 pursuant to the requirements of Form S-4 and the Securities Act and the Exchange Act, each of Purchaser and the Company will use its reasonable best efforts to (i) provide interim financial statements (including footnotes) that are required by the Securities Act to be included in the Form S-4 that have been reviewed by such party’s independent registered public accounting firm (to the extent required), (ii) provide management’s discussion and analysis of interim and annual consolidated financial statements, (iii) cause such party’s independent registered public accounting firm to consent to the inclusion or incorporation by reference of the audit reports on the annual audited consolidated financial statements included in the Form S-4, and (iv) provide information concerning such party necessary to enable Purchaser and the Company to prepare required pro forma financial statements and related footnotes, in each case, to the extent reasonably necessary to permit Purchaser to prepare the Form S-4.

(e) If at any time prior to the date upon which the approval of the shareholders of the Company is obtained, any information relating to either the Company or Purchaser, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Purchaser that should be set forth in an amendment or supplement to either of the Form S-4 or the Proxy Statement / Prospectus, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under applicable Law, disseminated to the shareholders of the Company.

(f) The Company’s Board of Directors will authorize the preparation of the portion of the Proxy Statement / Prospectus to be provided by the Company, which is to be included in the Form S-4, its filing with the SEC, and its delivery to the shareholders of the Company.

6.03 Shareholder Meeting. The Company, as soon as practicable following the effectiveness of the Form S-4 and receipt of the Requisite Regulatory Approvals, shall, in consultation with Purchaser, duly call, give notice of, convene and hold a meeting of the shareholders of the Company (the “Shareholder Meeting”) for the purpose of considering the approval and adoption of this Agreement. The Company shall, except to the extent that the Company has made a Company Adverse Recommendation Change in compliance with Article VII, through its Board of Directors, recommend to its shareholders approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger (the “Company Recommendation”), and shall use reasonable best efforts to solicit such approval and adoption by its shareholders, and such Board of Directors or committee thereof shall not, subject to Article

VII, withhold, withdraw, qualify, amend or modify in a manner adverse to Purchaser the Company Recommendation or its declaration that this Agreement and the Merger are advisable and fair to and in the best interests of the Company and its shareholders or resolve or propose to do any of the foregoing.

6.04 Company Covenants. From the date hereof through the Closing, except as expressly provided in this Agreement or as otherwise consented to in writing in advance by Purchaser, the Company agrees not to (i) transfer any shares of Company Common Stock controlled by it (provided, that Purchaser acknowledges the Company may issue shares of Company Common Stock pursuant to valid exercises of the Company Stock Options), (ii) exercise any of its voting rights with respect to any of its Subsidiaries to the extent such exercise would be contrary to the provisions of this Agreement or would cause the Company to violate the provisions of this Agreement, (iii) create any Lien or other Adverse Right in respect of shares of Company Common Stock controlled by it, (iv) take any action or fail to take any action that would cause or would be likely to cause a Material Adverse Effect with respect to the Company or its Subsidiaries, individually or taken as a whole, or (v) take, offer, propose or authorize any of, or commit or agree to take any of, the foregoing actions or inactions.

6.05 Regulatory Applications; Third-Party Consents.

(a) Each of the Company and Purchaser will cooperate and use reasonable best efforts to prepare as promptly as practicable all documentation, to (i) make all filings and obtain all consents, approvals, permits and other authorizations of all Governmental Entities, necessary to consummate the Merger and the other transactions contemplated hereby (the “Requisite Regulatory Approvals”); (ii) make all filings and obtain all consents, approvals, permits and other authorizations of all Governmental Entities necessary to consummate any Related Transactions; and (iii) obtain all Required Third-Party Consents. Each of the Company and Purchaser will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to Applicable Law relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Entity in connection with the Requisite Regulatory Approvals and the Required Third-Party Consents, other than any information which is otherwise confidential. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material consents, approvals, permits and other authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated hereby, and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Each party will, upon request but subject to applicable confidentiality requirements, furnish the other parties with all information concerning itself, its Affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary, proper, desirable or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Affiliates with or to any third party or Governmental Entity in connection with the transactions contemplated hereby.

(c) Notwithstanding the foregoing or anything else in this Agreement:

(1) Neither the Company nor any of its Subsidiaries shall amend, modify, supplement or waive the terms and conditions of any Material Contract without the prior written consent of Purchaser, nor shall the Company or any of its Subsidiaries, without the prior written consent of Purchaser, pay or commit to pay to any person whose consent, waiver or approval is being sought any cash or other consideration, make any accommodation or commitment to incur any Liability or other obligation to such person in connection with such consent, waiver or approval; and

(2) Nothing shall require Purchaser to, and the Company shall not, without the prior written consent of Purchaser, agree to, take any action or commit to take any action in connection with, or agree to any condition on, or request with respect to, any Requisite Regulatory Approval or Required Third-Party Consent that would (i) have any Material Adverse Effect or (ii) constitute a Burdensome Condition.

6.06 Press Releases. Unless otherwise required by Applicable Law, neither party will issue any press release, written employee communication or other written shareholder communication with respect to the Merger or this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed. Purchaser and the Company will cooperate in good faith to prepare a press release and customer notification targeted to the Company’s customers and prospective customers; provided, however, that in no event will any notification be sent to customers or prospective customers until after all Requisite Regulatory Approvals and the approval of the Company’s shareholders are obtained and the Company has consented to the form and timing of such notification, such consent not be unreasonably withheld or delayed.

6.07 Takeover Laws and Provisions. The Company will not take any action that would cause the transactions contemplated hereby to be subject to requirements imposed by any Takeover Law and will take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated hereby from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

6.08 Access; Information.

(a) The Company agrees that upon reasonable notice and subject to Applicable Law relating to the exchange of information, it will afford Purchaser, and Purchaser’s Representatives, such access during normal business hours throughout the period before the Effective Time to the books, records (including Tax Returns and work papers of independent auditors), properties, personnel and to such other information as Purchaser may reasonably request and, during such period, it will furnish promptly to Purchaser (i) a copy of each report, schedule and other document filed by it pursuant to the requirements of Applicable Law respecting banking or securities, and (ii) all other information concerning the business, properties and personnel of it as Purchaser may reasonably request. Neither Purchaser nor the Company will be required to afford access or disclose information that would jeopardize attorney-client privilege. To the extent possible, the parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.

(b) No investigation by a party of the business and affairs of the other party or any of its Subsidiaries, pursuant to this Section 6.08 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Purchaser’s obligation to consummate the transactions contemplated hereby.

(c) Each party shall hold, and shall cause its respective Affiliates and Representatives to hold, in strict confidence, except to the extent necessary to discharge obligations pursuant to Section 6.05 or unless compelled to disclose by judicial or administrative process or, based on the advice of its counsel, by other requirements of Applicable Law or the applicable Governmental Entity, all non-public records, books, contracts, instruments, computer data and other data and information (each, whether oral or written and collectively, “Confidential Information”) concerning Purchaser, in the case of the Company, and concerning the Company, in the case of Purchaser, furnished to it by or on behalf of Purchaser, in the case of the Company, or the Company, in the case of Purchaser, or, in each case, any Affiliate or Representative thereof or otherwise in connection with the Merger or the transactions contemplated hereby and any related integration or transition planning, it being understood that each party and its respective Affiliates and Representatives will use reasonable best efforts to preserve the confidential treatment of such Confidential Information (except to the extent that such Confidential Information can be shown to have been (i) previously known by such party on a non-confidential basis, (ii) independently developed by a party or its Representatives without use of Confidential Information, (iii) in the public domain through no fault of such party or (iv) later lawfully acquired from other sources, which are not prohibited from disclosing such information by a known contractual, legal, agency or fiduciary obligation, by the party to which it was furnished), and shall not release or disclose such Confidential Information to any other person, except its Representatives who (A) in its judgment need to know such information for the purpose of evaluating, negotiating, or consummating the Merger and the transactions contemplated hereby, (B) are informed by it of the confidential nature of such information, and (C) agree or are required by internal policies or fiduciary or other legal obligations to keep such information confidential.

(d) Subject to its confidentiality obligations under this Section 6.08, each party and each of its respective Representatives (i) may retain Confidential Information of the other parties to the extent consistent with its compliance or record-retention policies or procedures or any legal requirement or standard and (ii) is not obligated to destroy any Confidential Information of the other parties that may be contained in its electronic back-up systems established for archival or disaster-recovery purposes.

(e) Except for the provisions of Section 6 thereof regarding non-solicitation, which will survive according to its terms, the Confidentiality Agreement is hereby terminated in its entirety and shall be of no further force or effect.

6.09 Supplemental Indentures. At or before the Effective Time, Purchaser will execute and deliver, or cause to be executed and delivered, by or on behalf of Purchaser, one or more supplemental indentures and other instruments required for the due assumption of the Company’s or the Company Bank’s outstanding debt, guarantees, securities, and (to the extent informed of such requirement by the Company) other agreements to the extent required by the terms of such debt, guarantees, securities or other agreements.

6.10 Designated Securities. Prior to the Closing, the Company or the Company Bank, as applicable, shall sell, liquidate or otherwise dispose of any Designated Securities such that no Designated Securities shall be held by the Company or the Company Bank, as applicable, as of the Effective Time; provided, however, that neither the Company nor the Company Bank shall be obligated to take the actions required by this Section 6.10 unless and until the Company shall be satisfied that the conditions to the obligation of the parties to consummate the Merger will be satisfied or waived on or before the Closing Date.

6.11 Employee Benefits Matters.

(a) Prior to the Effective Time, the Company shall take (or cause to be taken) all actions reasonably determined by Purchaser to be necessary or appropriate to (i) terminate, effective immediately prior to the Effective Time, any Company Plans or the Company’s or its Subsidiaries’ participation in and liability for benefits under such plans which will not be retained by Purchaser, (ii) terminate, effective as of the Effective Time, the Contracts described in Section 6.11(a) of the Company Disclosure Letter and the Purchaser shall pay at or immediately following the Effective Time (such costs to be Assumed Contract Costs) the maximum amounts payable thereunder, subject to any 280G limitations applicable thereto (such limitation calculated without regard to the application of any severance, change of control, or retention payments made under any contract or agreement entered into between Purchaser or CCF Bank and any Continuing Employee), (iii) amend, to the extent reasonably requested by Purchaser, any Company Plans intended to be retained by Purchaser, and (iv) provide substantiation of the foregoing or that other actions have been completed that are required to maintain compliance with Applicable Law, including ERISA and the Code.

(b) The Company and its Subsidiaries shall provide group medical coverage to their employees until the Effective Time in a manner reasonably expected to avoid triggering a Tax or penalty under Section 4980H of the Code.

(c) Purchaser agrees that it will, from and after the Effective Time, honor all employment Contracts entered into by the Company or its Subsidiaries prior to the date hereof and described in Section 6.11(c) of the Company Disclosure Letter, provided, that, such Contracts are not subject to any Taxes under Sections 280G or 409A of the Code. Where applicable and except to the extent that it would result in duplication of benefits, each Continuing Employee will receive full credit for service with the Company or its Subsidiaries for purposes of determining eligibility to participate and vesting under each employee benefit plan, program, policy or arrangement to be provided by Purchaser to such Continuing Employees to the same extent such service was recognized under the applicable benefit plan immediately preceding the Effective Time. If, after the Effective Time, any Continuing Employee is terminated from employment without cause prior to the first anniversary of the Closing Date, Purchaser shall provide severance benefits consisting of 1 week of pay for each Year of Service with the Company or its Subsidiaries, with a minimum of 2.0 weeks’ salary and a maximum of twenty (20) weeks’ salary in a lump sum, subject to any withholdings required by Applicable Law, except to the extent such severance benefit, when added to any other benefits payable to the Continuing Employee, would cause the Continuing Employee to become subject to Section 280G of the Code. “Year of Service” as used herein means each full twelve-month period for which such employee was an actual employee of the Company or its Subsidiaries and shall not include any such time period where such employee was previously employed by Purchaser, or any other person other than the Company or its Subsidiaries. Such severance shall be subject to and conditioned on such Continuing Employee’s execution, delivery and non-revocation of a release of claims in favor of Purchaser and the Affiliates of Purchaser.

(d) Nothing in this Agreement, express or implied, shall create any right of an employee of the Company or its Subsidiaries who remains in the employment of Purchaser or any of its Subsidiaries following the Effective Time (a “Continuing Employee”) to employment or continued employment for any specified period, of any nature or kind whatsoever, with Purchaser or any of its Subsidiaries or create any third-party beneficiary rights in any current or former employee, officer, director or independent contractor of Purchaser, the Company or their respective Subsidiaries in respect of employment or any other matter; provided, however, that Continuing Employees shall be third party beneficiaries of Purchaser’s obligations set forth in Section 6.11(c). Nothing in this Agreement is intended to be, or shall be construed as, an amendment to any employee benefit plan, program, arrangement, policy or agreement.

(e) To the extent permitted by Applicable Law and the terms of the applicable plan or arrangement, Purchaser shall amend any defined contribution plan sponsored by Purchaser, as necessary, so that any Continuing Employee with an outstanding participant loan under the defined contribution plan sponsored by the Company or an ERISA Affiliate shall have the opportunity to elect an in-kind rollover of the participant loan to Purchaser’s plan, provided that such loan is determined to be in compliance with ERISA and the Code.

6.12 Environmental Assessments, Title Surveys and Appraisals.

(a) No later than fifteen (15) days after the date of this Agreement, the Company shall cause a Phase I Environmental Site Assessment report prepared in accordance with ASTM standard E1527-13 (“ASTM Standard”) (at the Company’s expense) covering any property owned by the Company or its Subsidiaries (“Phase I Assessment”). Any Phase I Assessment shall be prepared by an environmental engineering firm mutually acceptable to the parties. The Company will promptly provide Purchaser with a copy of any Phase I Assessment performed. If any Phase I Assessment identifies any recognized environmental conditions (as defined in ASTM Standard) with respect to such property, such report recommends conducting subsurface investigations, and Purchaser requests in writing within five (5) Business Days of receipt of such report that the Company obtain a Phase II environmental assessment (“Phase II Assessment”), then the Company shall obtain such Phase II Assessment (the cost of which shall be split equally between Purchaser and the Company) and take such actions as are necessary, in Purchaser’s reasonable discretion, to address any on-site recognized environmental conditions, including performing actions reasonably recommended in the Phase II Assessment or by the consultant performing the Phase I or Phase II Assessments, unless such report or consultant estimates that the remediation costs are reasonably likely to exceed $500,000, in which event the Company may terminate this Agreement within five (5) Business Days of receiving such estimate in writing.

(b) At Purchaser’s written request, the Company shall obtain title insurance (at Purchaser’s expense) covering any property owned by the Company or its Subsidiaries and specified in Purchaser’s request. The Company will provide Purchaser a copy of any title insurance policy obtained, including any report listing exceptions from any such title insurance policy. If any requested title insurance cannot be obtained, or can only be obtained with exceptions not customarily included in title insurance available in the region where the property is located, the parties shall discuss in good faith the appropriate manner of addressing such inability to obtain customary insurance.

(c) The Company shall cooperate with Purchaser (at Purchaser’s expense) in obtaining appraisals of the Company Real Property.

6.13 Representatives’ Fees. Prior to the Closing, all fees or other payments due to any Representatives of the Company in respect of the Merger or any of the transactions contemplated hereby shall be fully paid or fully accrued on the Company’s financial accounts.

6.14 Retention Bonuses; Employment Agreement. Each employee of the Company Bank who is listed on Section 6.14 of the Purchaser’s Disclosure Letter shall be eligible to receive the retention bonus set forth on Section 6.14 of the Purchaser’s Disclosure Letter pursuant to a retention bonus agreement in the form attached hereto as Exhibit C, or in a form as otherwise acceptable to Purchaser. In addition, concurrently with the execution and delivery of this Agreement, Purchaser and Peter A. Reichardt have entered into an employment agreement.

6.15 Indemnification of Directors and Officers.

(a) Purchaser agrees that all rights to indemnification, advancement of expenses and exculpation by Company or its Subsidiaries now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of Company or any of its Subsidiaries, as provided in the charter or bylaws of Company or its Subsidiaries, in each case as in effect on the date hereof, or pursuant to any other agreements in effect on the date hereof, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b) Company and its Subsidiaries shall obtain as of the Closing Date pre-paid directors’ and officers’ liability “tail” insurance policies with a claims period of six (6) years from the Closing Date and providing coverage for claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement), with at least the same coverage and limits, and containing terms and conditions that are not less advantageous to the directors and officers of Company or its Subsidiaries, as the directors’ and officers’ liability insurance policy in place immediately prior to the Closing Date and covering such directors and officers; provided that in no event shall Company or its Subsidiaries be required to expend an annual premium for such coverage in excess of 150% of the last annual premium paid by Company or its Subsidiaries for such insurance prior to the date of this Agreement (the “Maximum Premium”). The Maximum Premium is set forth on Section 6.15(b) of the Company Disclosure Letter. Company will use its commercially reasonable best efforts (and consult with Purchaser in such process) to obtain such policies for premium amounts as contemplated by this Section 6.15(b). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, Company and its Subsidiaries shall obtain, and Purchaser shall cause them to obtain, that amount, and for that period, of pre-paid directors’ and officers’ liability “tail” insurance policies obtainable for an annual premium equal to the Maximum Premium, as determined in the sole discretion of the Company.

(c) The obligations of Purchaser, the Company, and the Company’s Subsidiaries under this Section 6.15 shall not be terminated or modified in any manner as to adversely affect any director or officer to whom this Section 6.15 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 6.15 applies shall be third-party beneficiaries of this Section 6.15, each of whom may enforce the provisions of this Section 6.15).

(d) In the event Purchaser, Company, Company’s Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Purchaser, Company, or its Subsidiaries, as the case may be, shall assume all of the obligations set forth in this Section 6.15.

6.16 Certain Litigation and Regulatory Actions.

(a) Each party shall promptly advise the other of (i) any Proceeding commenced or threatened after the date of this Agreement against the party or any of its subsidiaries, or directors by any shareholder of the Company relating to this Agreement, the Merger and the transactions contemplated hereby, and (ii) any Proceeding that could reasonably be expected to have a Material Adverse Effect on such party, and shall keep the other reasonably informed on a timely basis regarding any such Proceeding. The Company shall (A) keep Purchaser fully informed regarding any such Proceeding, including by providing Purchaser all relevant documentation and information related to such Proceeding, (B) allow Purchaser to participate in the defense or settlement of any such Proceeding (at Purchaser’s expense), (C) in good faith consider Purchaser’s views with respect to such Proceeding, and (D) not settle without Purchaser’s prior written consent (1) any Proceeding related to or challenging this Agreement or the transactions contemplated hereby or (2) any Proceeding where the amount in controversy is greater than $25,000. The delivery of any notice pursuant to this Section 6.16 shall not limit or otherwise affect the remedies available hereunder to Purchaser.

(b) If permissible under Applicable Laws, the Company shall promptly advise Purchaser of the commencement of any investigation or audit by any Governmental Entity with respect to the Company, the Company Bank or any of their respective directors or employees and shall keep Purchaser reasonably informed on a timely basis regarding any such investigation or audit.

ARTICLE VII

NO SOLICITATION

7.01 No Solicitation. From the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with the terms hereof, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any

Representative of the Company or any of its Subsidiaries, to, directly or indirectly (i) solicit, initiate or knowingly facilitate, induce or encourage the submission of any Takeover Proposal (as hereinafter defined) or any proposal that could reasonably be expected to lead to a Takeover Proposal, (ii) enter into any letter of intent, agreement in principle or Contract providing for, relating to or in connection with, any Takeover Proposal or any proposal that could reasonably be expected to lead to a Takeover Proposal, (iii) enter into, continue or otherwise participate in any discussions or negotiations with any Third Party with respect to any Takeover Proposal or (iv) furnish to any Third Party any information regarding the Company or its Subsidiaries, or afford access to the properties, books and records of the Company or its Subsidiaries, to any Third Party in connection with or in response to any Takeover Proposal; provided, however, that prior to the Shareholder Meeting, nothing contained in this Agreement shall prevent the Company or its Board of Directors from taking any of the actions described in clauses (iii) and (iv) above in response to any unsolicited bona fide written Takeover Proposal by a Third Party, if and only to the extent that, (A) such Takeover Proposal would, if consummated, result in a Superior Proposal in the reasonable good faith judgment of the Board of Directors of the Company and, in the reasonable good faith judgement of the Board of Directors of the Company, after consultation with its outside financial advisors, the Third Party making such Superior Proposal has the financial means to conclude such transaction, (B) the failure to take such action would, in the reasonable good faith judgement of the Board of Directors of the Company, after consultation with its outside legal counsel, violate the fiduciary duties of the Board of Directors of Company to the Company’s shareholders under applicable Law, (C) prior to furnishing such non-public information to, or entering into, continuing or otherwise participating in any discussions or negotiations with, such Third Party, the Board of Directors of the Company receives from such Third Party an executed confidentiality agreement, which agreement shall contain provisions not less favorable to the Company than those contained in the Confidentiality Agreement between Purchaser and the Company (an “Acceptable Confidentiality Agreement”), (D) the Company shall have provided to Purchaser all materials and information required under Section 7.02 to be delivered by the Company to Purchaser and (5) the Company shall have fully complied with this Section 7.01.

7.02 Notice of Takeover Proposal. The Company shall promptly, and in any event no later than two (2) Business Days after it receives any Takeover Proposal, or any written request for information regarding the Company or any of its Subsidiaries in connection with a Takeover Proposal or any inquiry with respect to, or which could reasonably be expected to lead to, any Takeover Proposal, advise Purchaser orally and in writing of such Takeover Proposal or request, including providing the identity of the Third Party making or submitting such Takeover Proposal or request, and (i) if it is in writing, a copy of such Takeover Proposal and any related draft agreements and other written material setting forth the material terms and conditions of such Takeover Proposal and (ii) if oral, a reasonably detailed written summary thereof, including the identity of such Third Party. The Company shall keep Purchaser informed in all material respects on a prompt basis of the status and details of any such Takeover Proposal or with respect to any change to the material terms of any such Takeover Proposal. The Company agrees that it shall, prior to or concurrent with the time it is provided to any Third Parties, provide to Purchaser any non-public information concerning the Company and its Subsidiaries that the Company provides to any Third Party in connection with any Takeover Proposal which was not previously provided to Purchaser.

7.03 Prohibition on Company Adverse Recommendation Change. Subject to Section 7.04, neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Purchaser), or propose to withdraw (or modify in a manner adverse to Purchaser), the approval, recommendation to the holders of the Company Common Stock to adopt this Agreement or declaration of advisability by such Board of Directors or any such committee thereof, of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other Contract constituting, related to or in connection with, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal (other than an Acceptable Confidentiality Agreement pursuant to Article VII) or which is intended to or which could reasonably be expected to result in the abandonment, termination or failure to consummate the Merger or any other transaction contemplated by this Agreement.

7.04 Conditions of Company Adverse Recommendation Change. Notwithstanding Section 7.03, at any time prior to the approval and adoption of this Agreement by the shareholders of the Company at the Shareholder Meeting, the Board of Directors of the Company may make a Company Adverse Recommendation Change in response to a Superior Proposal made after the date hereof and which shall not have been withdrawn if such Board of Directors determines in good faith (after consultation with its outside financial advisor and outside counsel) that the failure to do so would violate the fiduciary duties of the Board of Directors of the Company to the shareholders of the Company under applicable Law; provided, however, that (i) no such Company Adverse Recommendation Change may be made if the Company failed to comply with this Article VII, (ii) no such Company Adverse Recommendation Change shall be made until after the fifth Business Day following Purchaser’s receipt of written notice (a “Notice of Adverse Recommendation”) from the Company advising Purchaser that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of the Superior Proposal that is the basis of the proposed action by the Board of Directors of the Company (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new five (5) Business Day period), identifying the person making such Superior Proposal, providing copies of any agreements intended to effect such Superior Proposal and representing that the Company has complied with this Article VII, (iii) during such five (5) Business Day period, the Company and its advisors shall negotiate with Purchaser in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Board of Directors of the Company to proceed with its recommendation of this Agreement and not make a Company Adverse Recommendation Change, and (iv) the Board of Directors of the Company shall not make a Company Adverse Recommendation Change if, prior to the expiration of such five (5) Business Day period, Purchaser makes a proposal to adjust the terms and conditions of this Agreement that the Company’s Board of Directors determines in good faith (after consultation with its financial advisors) to be at least as favorable as the Superior Proposal after giving effect to, among other things, the payment of the Termination Fee.

7.05 Certain Definitions. For purposes of this Agreement:

(a) “Acquisition Transaction” means any transaction or series of related transactions other than the Merger and the Bank Merger involving: (A) any acquisition or purchase from the Company by any Third Party of more than a 5% interest in the total outstanding voting securities of the Company or any of its Subsidiaries; (B) any tender offer or exchange offer that if consummated would result in any Third Party beneficially owning 5% or more of the total outstanding voting securities of the Company or any of its Subsidiaries; (C) any merger, consolidation, business combination, recapitalization or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 95% of the equity interests in the surviving or resulting entity of such transaction in substantially the same proportion as prior to such transaction; (D) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 5% of the assets (based on the fair market value thereof) of the Company or any of its Subsidiaries; or (E) any liquidation or dissolution of the Company or any of its Subsidiaries;

(b) “Superior Proposal” means an unsolicited, bona fide written Takeover Proposal to acquire more than (A) 50% of the outstanding voting securities of the Company or (B) 50% of the consolidated assets of the Company and its Subsidiaries, in either case on terms that, in the reasonable good faith judgment of the Board of Directors of the Company, after consultation with its outside financial advisors and its outside legal counsel, taking into account relevant legal, financial and regulatory aspects of the proposal, the Termination Fee, the identity of the Third Party making such proposal and the conditions for completion of such proposal (x) is more favorable, from a financial point of view, to the shareholders of the Company than the Merger, taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Purchaser in response to such Takeover Proposal or otherwise), and (y) is reasonably capable of being completed on the terms set forth in the Takeover Proposal within the same period of time as the period of time reasonably expected to be necessary to consummate the Merger, taking into account all financial, legal, regulatory and other aspects thereof;

(c) “Third Party” means any person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) other than Purchaser and its Affiliates;

(d) “Takeover Proposal” means any inquiry, offer or proposal by a Third Party relating to any Acquisition Transaction; and

(e) “Termination Fee” means an amount equal to $750,000 plus Purchaser’s out-of-pocket expenses incurred in connection with this Agreement.

ARTICLE VIII

CONDITIONS TO THE MERGER

8.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to consummate the Merger is subject to the fulfillment or written waiver by each party on or before the Closing Date of each of the following conditions:

(a) Shareholder Approvals. This Agreement and the Merger shall have been duly approved by the Company’s shareholders in accordance with the WBCL.

(b) Regulatory Approvals. (i) Each of the Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (ii) no Governmental Entity in connection with, or as a condition to receipt of, any such Requisite Regulatory Approval shall have imposed a Burdensome Condition.

(c) No Injunction. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Applicable Law (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger. No Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

(d) Form S-4. The Form S-4 shall have been declared effective under the Securities Act, and no stop order suspending the effectiveness shall have been issued and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Form S-4; and all approvals deemed necessary by Purchaser and Company counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(e) NASDAQ Listing. Purchaser Common Stock, including the Purchaser Common Stock to be issued in connection with the Merger, shall continue to be listed on NASDAQ.

8.02 Conditions to the Obligation of the Company. The Company’s obligation to consummate the Merger is subject to the fulfillment or written waiver by the Company before the Effective Time of each of the following conditions:

(a) Each of the representations and warranties in Sections 5.03(a) - 5.03(d) and 5.03(g) shall be true and correct in all respects as of the Closing Date. Each of the other representations and warranties of Purchaser and Merger Sub contained in this Agreement shall be true and correct as of the Closing Date, with the same effect as though those representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty need only be true and correct as of such date), except where the matters in respect of which such representations and warranties are not true and correct, in the aggregate, and without duplication as to materiality (including Material Adverse Effect), would not reasonably be expected to prevent, materially delay or materially impair the ability of Purchaser or Merger Sub to perform and comply with its obligations under this Agreement.

(b) Purchaser and Merger Sub shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by Purchaser or Merger Sub, as applicable, at or before the Closing.

(c) There shall not have occurred any Material Adverse Effect with respect to Purchaser.

(d) Purchaser shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its chief executive officer or chief financial officer, certifying the fulfillment of the conditions specified in Sections 8.02(a) - (c).

(e) The Company shall have received a certificate from the Exchange Agent certifying its receipt of sufficient cash and irrevocable authorization to issue shares of Purchaser Common Stock to satisfy Purchaser’s obligations to pay the aggregate Merger Consideration.

8.03 Conditions to the Obligation of Purchaser. Purchaser’s and Merger Sub’s obligation to consummate the Merger is also subject to the fulfillment, or written waiver by Purchaser before the Effective Time of each of the following conditions:

(a) Each of the representations and warranties in Sections 5.02(a)–5.02(f), 5.02(i) and 5.02(t) shall be true and correct in all respects as of the Closing Date. Each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date, with the same effect as though those representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty need only be true and correct as of such date), except where the matters in respect of which such representations and warranties are not true and correct, in the aggregate, and without duplication as to materiality (including Material Adverse Effect), have not had or resulted in and would not be reasonably likely to have or result in a Material Adverse Effect.

(b) The Company shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by them at or before the Closing.

(c) There shall not have occurred any Material Adverse Effect with respect to the Company.

(d) The Company shall have obtained the consent or approval of each person that is not a Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated hereby under any Material Contract.

(e) The Company shall have delivered to Purchaser a certificate of its chief executive officer or chief financial officer, dated as of the Closing Date, certifying the fulfillment of the conditions specified in Sections 8.03(a) – (d).

(f) No more than ten percent (10%) of the issued and outstanding shares of Company Common Stock shall be Dissenting Shares.

ARTICLE IX

TERMINATION

9.01 Termination. This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned, at any time before the Closing Date, by the Company or Purchaser:

(a) Mutual Agreement. With the mutual written agreement of the parties.

(b) Breach. Upon thirty (30) days’ prior written notice of termination, if there has occurred and is continuing: (i) in the case of Purchaser, a breach by the Company, and in the case of the Company, a breach by Purchaser or Merger Sub, of any representation or warranty contained herein or (ii) in the case of Purchaser, a breach by the Company, and in the case of the Company, a breach by Purchaser or Merger Sub, of any covenant or agreement contained herein; provided that, in the case of each of clauses (i) and (ii), such breach has not been cured within thirty (30) days of receipt of such notice and such breach (under either clause (i) or (ii)) would entitle Purchaser, in the case of a breach by the Company, or the Company, in the case of a breach by Purchaser or Merger Sub, not to consummate the Merger under Article VIII.

(c) Denial of Regulatory Approval. If the approval of any Governmental Entity required for consummation of the Merger or the other transactions contemplated hereby is denied by final, non-appealable action of such Governmental Entity; provided that the right to terminate this Agreement under this Section 9.01(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the foregoing.

(d) Delay. If the Effective Time has not occurred by the close of business on or before October 31, 2019 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 9.01(d) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date.

(e) Applicable Law; Governmental Restriction; Material Adverse Effect.

(1) Each of the Company and Purchaser will have the right to terminate this Agreement if: (i) any Applicable Law is enacted, entered, promulgated, enforced or issued by any Governmental Entity or other restraint or prohibition is in effect which prevents the consummation of the Merger or (ii) there is a final and non-appealable denial by any Governmental Entity of a consent necessary to consummate the Merger and the transactions contemplated hereby or Purchaser receives notification that a Governmental Entity will, as a condition to its consent to the Merger, impose a Burdensome Condition.

(2) Either party will have the right to terminate this Agreement if any event, change, circumstance or occurrence that, individually or together with any other event, change, circumstance or occurrence, has occurred which has, or would be reasonably likely to have, a Material Adverse Effect with respect to the other party.

(f) Shareholder No Vote; Superior Proposal.

(1) by either Purchaser or the Company if the shareholders of the Company do not approve this Agreement at the Shareholder Meeting or at any adjournment or postponement thereof; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.01(f)(1) if the Company has not complied with its obligations under Article VII or Section 6.03.

(2) by Purchaser if: (i) the Company shall have breached any of the provisions of Article VII or Section 6.03; (ii) the Board of Directors of the Company or any committee thereof shall have effected a Company Adverse Recommendation Change or shall have taken any other action or made any other statement in connection with the Shareholder Meeting inconsistent with the Company Recommendation or shall have resolved or proposed to do any of the foregoing; (iii) the Board of Directors of the Company or any committee thereof shall have recommended to the shareholders of the Company any Superior Proposal or shall have resolved to do so; or (iv) a tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders).

(3) by the Company if prior to the approval and adoption of this Agreement by its shareholders at the Shareholder Meeting, (A) the Company’s Board of Directors has received a Superior Proposal, (B) the Company has complied with Article VII, including the negotiation provisions therein, and, after such negotiations, the Board of Directors of the Company continues reasonably to determine that the Takeover Proposal constitutes a Superior Proposal after giving effect among other things, to the payment of the Termination Fee, and (C) at the time of such termination, Purchaser receives the Termination Fee and the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal.

(g) By the Company pursuant to Section 6.12(a).

9.02 Effect of Termination and Abandonment.

(a) If this Agreement is terminated and the Merger and the transactions contemplated hereby are abandoned, except as otherwise set forth in Section 9.02(b) or elsewhere in this Agreement, no party will have any Liability or further obligation under this Agreement, except that Sections 6.08(c)–6.08(e), this Section 9.02 and Article X, as well as any relevant definitions, will survive termination of this Agreement and remain in full force and effect and except that termination will not relieve a party from Liability for any willful breach by it of this Agreement.

(b) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated (i) (A) by the Company or Purchaser pursuant to Section 9.01(f)(1) or (B) by the Company pursuant to Section 9.01(d) or Section 9.01(g), and (C) in the case of each of (i)(A) and (i)(B) a Superior Proposal existed between the date hereof and the date of the termination of this Agreement and, concurrently with or within twelve months after any such termination, the transactions contemplated by such Superior Proposal are consummated or the Company or its Subsidiaries shall enter into any letter of intent, agreement in principle or definitive agreement with respect to such Superior Proposal, (ii) by Purchaser pursuant to Section 9.01(f)(2) or (iii) by the Company pursuant to Section 9.01(f)(3) then, in each case, the Company shall pay to Purchaser the Termination Fee by wire transfer of immediately available funds to an account specified in writing by Purchaser, such payment to be made promptly, but in no event later than (x) in the case of clause (i), the earlier to occur of the transactions contemplated by the Superior Proposal and the entry into such letter of intent, agreement in principle or definitive agreement with respect to such Superior Proposal, (y) in the case of clause (ii), on the first Business Day following such termination, or (z) in the case of clause (iii) concurrent with such termination. The Company acknowledges that the agreements contained in this Section 9.02(b) are an integral part of the transactions contemplated by this Agreement and that without these agreements Purchaser would not enter into this Agreement. The amount payable by Company to Purchaser pursuant to this Section 9.02(b) constitutes liquidated damages and not a penalty and shall be the sole and exclusive remedy of Purchaser with respect to a termination listed in this Section 9.02(b).

ARTICLE X

MISCELLANEOUS

10.01 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

10.02 Expenses. Except as otherwise expressly set forth herein, all fees and expenses payable in connection with the consummation of the transactions contemplated by this Agreement shall be the sole Liability of the party incurring such expense. In furtherance and not in limitation of the foregoing sentence, other than the Assumed Contract Costs, the Company shall be responsible for all fees and expenses the Company incurs in connection with the consummation of the transactions contemplated by this Agreement including all attorney’s fees, accounting fees, financial advisor fees, and any termination or breakage fees or penalties under any Contracts to which the Company or its Affiliates are a party to.

10.03 Notices. All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given or made when personally delivered or delivered by nationally recognized overnight courier to the addresses set forth below or at such other place or by such other method as such party may specify by notice.

If to the Company, to:

F. & M. Bancorp. of Tomah, Inc.

1001 Superior Avenue

Tomah, WI 54660

Attention: Peter Reichardt

with a copy to:

Godfrey & Kahn, S.C.

833 East Michigan Street

Suite 1800

Milwaukee, WI 53202

Attention: Peter J. Wilder

If to Purchaser or Merger Sub, to:

Citizens Community Bancorp, Inc.

2174 East Ridge Center

Eau Claire, WI 54701

Attention: Stephen Bianchi

with a copy to:

Briggs and Morgan, P.A.

2200 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

Attention: Joseph T. Kinning

10.04 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, but, after any such approval, no amendment shall be made which by Law requires further approval by the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.05 Governing Law. The execution, interpretation, and performance of this Agreement shall be governed by the laws of the State of Wisconsin without giving effect to any conflict-of-laws provision or rule (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of the law of any other jurisdiction other than the State of Wisconsin. Each party hereto, to the extent it may lawfully do so, hereby submits to the jurisdiction of any court of the State of Wisconsin and the United States District Court for the Western District of Wisconsin, as well as to the jurisdiction of all courts from which an appeal may be taken or other review sought from the aforesaid courts, for the purpose of any Proceeding arising out of such party’s Liabilities under or with respect to this Agreement or any of the agreements, instruments or documents contemplated hereby and expressly waives any and all objections it may have as to venue in any of such courts.

10.06 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR WITH RESPECT TO THIS AGREEMENT COULD INVOLVE COMPLICATED OR DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY

JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) THE PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.06.

10.07 Entire Agreement. This Agreement, together with the Schedules hereto and the Disclosure Letters, contains the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof (and supersedes any prior agreements, arrangements or understandings among any of the parties with respect to the subject matter hereof and thereof), and there are no agreements, arrangements, understandings, representations or warranties which are not set forth herein or therein.

10.08 Binding Effect; Assignment; No Third-Party Beneficiaries. Except as otherwise expressly provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as otherwise expressly provided herein, this Agreement and all rights and Liabilities hereunder may not be assigned by any party hereto except by the prior written consent of (i) the Company, in the case of Purchaser, or (ii) Purchaser, in the case of the Company; provided that Purchaser may assign its right to acquire any asset, its obligation to pay all or part of the consideration or any of its other Liabilities to any wholly-owned Subsidiary without the prior written consent of the other parties hereto if Purchaser agrees to guarantee the performance of any such wholly-owned Subsidiary. The parties intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto, except as set forth in Section 6.11(c) and 6.15. Any assignment in contravention of this Section 10.08 is null and void.

10.09 Counterparts. This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means, such as “.pdf” or “.tiff” files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

10.10 Specific Performance. The parties hereto acknowledge and agree that (i) monetary damages could not adequately compensate any party hereto in the event of a breach of this Agreement by any other party which results in the failure of any of the transactions contemplated by this Agreement to be consummated by the Outside Date; (ii) the non-breaching party/parties would suffer irreparable harm in the event of such a breach with such an effect; and (iii) the applicable non-breaching party shall have, in addition to any other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement hereof. The parties agree to not seek, and agree to waive, any requirement for the securing or posting of a bond or other security in connection with a party seeking or obtaining any relief pursuant to this Section 10.10.

10.11 Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but in case any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, (i) all other provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transaction contemplated hereby is not affected in a manner materially adverse to any party and (ii) the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated hereby can be consummated as originally contemplated to the greatest extent possible.

10.12 Subsidiary and Affiliate Proceeding. Wherever a party has an obligation under this Agreement to “cause” a Subsidiary or other Affiliate of such party or any such Subsidiary’s or other Affiliate’s Representatives to take, or refrain from taking, any action, or such action that may be necessary, to accomplish the purposes of this Agreement, such obligation of such party shall be deemed to include an undertaking on the part of such party to cause such Subsidiary or other Affiliate to take such action. Wherever this Agreement provides that a Subsidiary or other Affiliate of a party has an obligation to act or refrain from taking any action, such party shall be deemed to have an obligation under this Agreement to cause such Subsidiary or other Affiliate, or any such Subsidiary’s or other Affiliate’s Representatives to take, or refrain from taking, the action, or such action as may be necessary to accomplish the purposes of this Agreement. To the extent necessary or appropriate to give meaning or effect to the provisions of this Agreement or to accomplish the purposes of this Agreement, Purchaser and the Company, as the case may be, shall be deemed to have an obligation under this Agreement to cause any Subsidiary thereof to take, or refrain from taking, any action, and to cause such Subsidiary’s Representatives to take, or refrain from taking, any action, otherwise contemplated herein. Any failure by an Affiliate of Purchaser or the Company to act or refrain from taking any action contemplated by this Agreement shall be deemed to be a breach of this Agreement by Purchaser or the Company, respectively.

10.13 Deadlines. If the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a day other than a Business Day, the time period for giving such notice or taking such action shall be extended through the next Business Day following that day.

10.14 Scope of Agreements. This Agreement shall not create any partnership, joint venture or other similar arrangement between the Company or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand.

10.15 Waivers and Consents. Any waiver, permission, consent or approval of any kind relating to any breach or default under this Agreement, or any waiver of any provision or condition of this Agreement, shall be effective only to the extent specifically set forth in writing. Notwithstanding any provision set forth herein, no party hereto shall be required to take any action or refrain from taking any action that would cause it to violate any Applicable Law.

10.16 Remedies. Except as otherwise expressly provided herein, no failure to exercise or delay in exercising any right or remedy in connection with this Agreement will effect a waiver of that right or remedy. No single or partial exercise of any right or remedy in connection with this Agreement will preclude any other or further exercise of that right or remedy or any other right or remedy. Except as otherwise expressly provided, the rights and remedies in connection with this Agreement are cumulative and not exhaustive.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

CITIZENS COMMUNITY BANCORP, INC.

By:	/s/ Stephen M. Bianchi
Name: Stephen M. Bianchi
Title: Chairman, President & Chief Executive Officer

F&M MERGER SUB, INC.

By:	/s/ Stephen M. Bianchi
Name: Stephen M. Bianchi
Title: President & Chief Executive Officer

F. & M. BANCORP. OF TOMAH, INC.

By:	/s/ Peter A. Reichardt
Name: Peter A. Reichardt
Title: President & Chief Executive Officer

[Signature Page to Merger Agreement]